UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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OPKO Health, Inc.
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OPKO HEALTH, INC.
4400 Biscayne Blvd.
Miami, FL 33137

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 14, 2022
Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of OPKO Health, Inc., a Delaware corporation (the “Company”), will be held on Thursday, July 14, 2022 beginning at 10:00 a.m., Eastern Time. The Annual Meeting will be held virtually via live webcast, during which you will be able to vote your shares electronically and submit your questions. At the Annual Meeting, we will ask you:
1. To elect as directors the thirteen nominees named in the attached proxy statement for a term of office expiring at the 2023 annual meeting of stockholders or until their respective successors are duly elected and qualified;
2. To approve a non-binding advisory resolution regarding the compensation paid to the Company’s named executive officers (“Say on Pay”);
3. To amend the OPKO Health, Inc. 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”) to increase the number of shares issuable thereunder from 30,000,000 to 60,000,000;

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
Holders of record of our common stock, par value $0.01 per share, at the close of business on Monday, May 23, 2022, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On or about June 3, 2022, the Company began mailing a Notice of Internet Availability of Proxy Materials to our stockholders of record and posted our proxy materials, including our Annual Report to Stockholders for our fiscal year ended December 31, 2021 (“fiscal 2021”) on the website referenced in such notice. As described in such notice, our stockholders may choose to access our proxy materials on the website referred to therein or may request a printed set of our proxy materials.
Whether or not you plan to participate in the Annual Meeting, it is important that you vote your shares. Regardless of the number of shares you own, please promptly vote your shares by telephone or Internet prior to the Annual Meeting or, if you have received printed copies of the proxy materials, by marking, signing and dating the proxy card and returning it to the Company in the postage paid envelope provided. Should you participate in the live webcast, you may, if you wish, withdraw your proxy and vote your shares on the Internet during the Annual Meeting.
    By Order of the Board of Directors,

    Steven D. Rubin
    Executive Vice President – Administration

Miami, Florida
June 3, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on July 14, 2022

The Proxy Statement and 2021 Annual Report are available at www.opko.com.

OPKO HEALTH, INC.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
THURSDAY, JULY 14, 2022

This proxy statement is being made available to you by the Board of Directors (the “Board”) of OPKO Health, Inc., a Delaware corporation (the “Company,” “OPKO,” or “we,” “us” or “our”) in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company on Thursday, July 14, 2022, beginning at 10:00 a.m., Eastern Time, and all adjournments thereof (the “Annual Meeting”). The 2022 Annual Meeting will be a virtual meeting of stockholders to be held solely as a live webcast over the Internet at www.proxydocs.com/OPK. There will not be a physical location for the Annual Meeting. At the Annual Meeting, the items of business to be voted on are:
1.The election as directors of the thirteen nominees named in this proxy statement for a term of office expiring at the 2023 annual meeting of stockholders or until their respective successors are duly elected and qualified;
2.The approval of a non-binding resolution regarding the compensation paid to the Company’s named executive officers (“Say on Pay”);
3.The amendment (the “2016 Equity Incentive Plan Amendment”) of the OPKO Health, Inc. 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”) to increase the number of shares issuable thereunder from 30,000,000 to 60,000,000;
4.The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
5.The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.
Our Board has fixed the close of business on Monday, May 23, 2022, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 681,949,018 shares of our common stock, par value $0.01 per share. The holders of our common stock are entitled to one vote for each outstanding share held by them on all matters submitted to our stockholders.
On or about June 3, 2022, the Company began mailing a Notice of Internet Availability of Proxy Materials to our stockholders of record as of May 23, 2022 and posted our proxy materials, including our Annual Report to Stockholders for our fiscal year ended December 31, 2021 (“fiscal 2021”) on the website referenced in such notice. As described in such notice, our stockholders may choose to access our proxy materials on the website referred to therein or may request a printed set of our proxy materials.
Voting Procedure
You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.proxydocs.com/OPK and registering in advance. To participate in the Annual Meeting, you will need the control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. Upon completion of your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting. Please be sure to follow instructions found on your proxy card and /or voting instruction form and subsequent instructions that will be delivered to you via email. You also will be able to vote your shares electronically at the Annual Meeting. Stockholders will be able to listen, vote and submit questions from their home via the Internet or from any remote location with Internet connectivity. The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online access will begin at 9:45 a.m. Eastern Time. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in time or meeting time, or if you have any questions regarding how to use the virtual meeting platform, please call the technical support number that will be posted on the virtual shareholder meeting login email. Technical support will be available beginning at 9:00 a.m. on July 14, 2022 and will remain available throughout the duration of the meeting. Information related to technical assistance will be provided in the email with the sign-in instructions you should receive following your successful registration.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to dial-in to the conference call or log in and ensure that they can hear audio prior to the start of the meeting.
If you wish to submit a question, you may do so by visiting www.proxydocs.com/OPK and registering for the Annual Meeting. If you want to submit a question before the meeting, you may log into www.proxydocs.com/OPK, go to the registration page and enter the control number found on your notice, proxy card, or voting instruction form. Once past the login screen, click in the box in the Question for Management section, type in your question, and click “Submit.” Alternatively, if you want to submit your question during the live meeting, you may do so by following the emailed instructions you will receive following your successful registration.
Questions submitted and which are pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions or comments that are not related to the proposals under discussion, are about personal concerns not reasonably shared by all of our stockholders generally, or use blatantly offensive language may be ruled out of order and will not be answered. Additionally, the Company may not be able to answer multiple questions submitted by the same stockholder. The questions and answers will be available as soon as practicable after the meeting and will remain available until one week after posting.
If you encounter any technical difficulties accessing the virtual meeting during the check-in time or meeting time, or if you have any questions regarding how to use the virtual meeting platform, please call the technical support number that will be included in the email sent one (1) hour prior to the Annual Meeting. Technical support will be available starting at 9:00 a.m. on July 14, 2022 and will remain available throughout the duration of the meeting.
Voting at the Annual Meeting
A nominee for director will be elected to the Board if the votes cast in favor of a nominee by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against (withheld from) a nominee. In addition, the advisory vote on the Say on Pay proposal will be approved if the votes cast in favor of the proposal by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against the proposal. Because your vote on the Say on Pay proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee of the Board will take into account the outcome of the Say on Pay vote when considering future executive compensation arrangements. The vote to approve the 2016 Equity Incentive Plan Amendment and to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022 will be approved if the votes cast in favor of the proposal by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting in which a quorum is present exceed the votes cast against the proposal. Any other matter that may be submitted to a vote of our stockholders at the Annual Meeting will be approved if the number of shares of common stock voted for the proposal exceed the votes cast against the proposal, unless such matter is one for which a greater vote is required by law or our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws.
The presence, in person via participation in the virtual meeting or by proxy, of holders of a majority of our outstanding common stock entitled to vote constitutes a quorum at the Annual Meeting. Shares of our stock represented by proxies that reflect abstentions will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will have no effect on the election of directors, the Say on Pay proposal, the 2016 Equity Incentive Plan Amendment or the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Shares of stock represented by proxies that reflect “broker non-votes” (i.e., stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) the brokers or nominees have not received voting instructions from the beneficial owners of such shares and (ii) the brokers, or nominees, do not have the discretionary voting power on a particular matter) will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but they will have no effect on the outcome of any proposal. A broker does not have the discretion to vote on the election of directors, the non-binding Say on Pay proposal, or the 2016 Equity Incentive Plan Amendment. Thus, a broker non-vote will have no effect on the election of directors, the Say on Pay proposal, or the 2016 Equity Incentive Plan Amendment. A broker has the discretion to vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; therefore, if the broker exercises its discretion to vote on the proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2022, its vote will be counted for purposes of determining the outcome of that proposal.
Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to us on the date of or prior to the Annual Meeting at our executive offices located at 4400 Biscayne Blvd., Miami, Florida 33137, attention: Secretary; (ii) execution of a subsequent proxy; (iii) participating and voting electronically at the Annual Meeting by completing a ballot online during the live webcast; or (iv) re-voting by telephone or by Internet prior to the meeting (only your latest telephone or Internet vote will be counted). Participation at the Annual Meeting will not automatically revoke your proxy. If your shares are held in the name of a broker or nominee, you must follow the instructions of your broker or nominee to revoke a previously given proxy. All shares of our stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy, shares of our stock represented by proxies will be voted: (i) FOR the election of the Board’s nominees for directors; (ii) FOR the approval of the Say on Pay proposal; (iii) FOR the 2016 Equity Incentive Plan Amendment, (iv) FOR the proposal to ratify the appointment of Ernst & Young, LLP, an independent registered public accounting firm, as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022; and (v) in the discretion of the proxy holders with respect to such other matters as may properly come before the Annual Meeting.
Our executive offices are located at 4400 Biscayne Blvd., Miami, Florida 33137.

Security Ownership of Certain Beneficial Owners and Management
The following table contains information regarding the beneficial ownership of our voting stock as of May 23, 2022 held by (i) each stockholder known by us to beneficially own more than 5% of the outstanding shares of any class of voting stock; (ii) our directors and director nominees; (iii) our Named Executive Officers as defined in the paragraph preceding the Summary Compensation Table contained elsewhere in this proxy statement and our current executive officers; and (iv) all current directors and executive officers as a group. Except where noted, all holders listed below have sole voting power and investment power over the shares beneficially owned by them. Unless otherwise noted, the address of each person listed below is c/o OPKO Health, Inc., 4400 Biscayne Blvd., Miami, FL 33137.

Name and Address of Beneficial Owner	Class of Security	Amount and Nature Beneficial Ownership		Percentage of Class**
Directors and Named Officers:
Phillip Frost, M.D. CEO & Chairman of the Board	Common Stock	236,540,322	(1)	34.31%

Jane H. Hsiao, Ph.D., MBA Vice Chairman of the Board & Chief Technical Officer	Common Stock	35,977,274	(2)	5.25%

Steven D. Rubin Executive Vice President – Administration and Director	Common Stock	8,466,213	(3)	1.24%

Elias A. Zerhouni, M.D., Ph.D.(4) Vice Chairman of the Board and President	Common Stock	89,600		*

Jon R. Cohen, M.D. Senior Vice President-OPKO Health, Inc., Executive Chairman-BioReference Health, LLC, and Director	Common Stock	1,425,000	(5)	*

Adam Logal Senior Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer	Common Stock	1,679,162	(6)	*

Gary J. Nabel, M.D., Ph.D.(7) Chief Innovation Officer	Common Stock	75,471	(7)	*

Alexis Borisy, Director(8)	Common Stock	312,612		*

John A. Paganelli, Director	Common Stock	538,515	(9)	*

Richard C. Pfenniger, Jr., Director	Common Stock	535,000	(10)	*

Alice Lin-Tsing Yu, M.D., Ph.D., Director	Common Stock	236,490	(11)	*

Richard M. Krasno, Ph.D., Director	Common Stock	223,333	(12)	*

Prem A. Lachman, M.D., Director	Common Stock	70,000	(13)	*

Roger J. Medel, M.D., Director	Common Stock	70,000	(14)	*

All Executive Officers and Directors as a group (14 persons)	Common Stock	286,238,992		40.97%

More than 5% Owners:
Frost Gamma Investments Trust	Common Stock	200,956,694	(15)	29.25%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Common Stock	35,725,424	(16)	5.24%
`

____________

*    Less than 1%
**    Percentages based upon 681,949,018 shares of our common stock issued and outstanding at May 23, 2022.
(1)    Includes 195,956,694 shares of common stock and a convertible note, which is convertible into 5,000,000 shares of common stock, held by Frost Gamma Investments Trust. Also includes options to purchase 2,387,500 shares of common stock exercisable within 60 days of May 23, 2022 held by Dr. Frost. Dr. Frost is the trustee and Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma Inc. and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation. The number of shares included above also includes 30,127,177 shares of common stock owned directly by Frost Nevada Investments Trust, of which the Dr. Frost is the trustee and Frost-Nevada, L.P. is the sole and exclusive beneficiary. Dr. Frost is one of seven limited partners of Frost-Nevada, L.P. and the sole shareholder of Frost-Nevada Corporation, the sole general partner of Frost-Nevada, L.P. Does not include 2,851,830 shares of common stock held by the Phillip and Patricia Frost Philanthropic Foundation, Inc., of which Dr. Frost is one of three directors. Dr. Frost has sole voting and dispositive power over 236,540,322 shares of the Company’s common stock.
(2)    Includes a convertible note which is convertible into 1,000,000 shares of common stock. Also includes options to purchase 2,250,000 shares of common stock exercisable within 60 days of May 23, 2022. Also includes 5,127,404 shares of common stock held by Hsu Gamma Investment, L.P., for which Dr. Hsiao serves as General Partner.
(3)    Includes options to purchase 2,308,481 shares of common stock exercisable within 60 days of May 23, 2022.
(4)    Dr. Zerhouni joined the Board on May 9, 2022. Excludes 19,777,514 shares of common stock held by each of the ZERHOUNI IRREVOCABLE TRUST and the EAZ ZERAZ TRUST. 19,777,514 shares of common stock are held by the Zerhouni Irrevocable Trust for the benefit of the Dr. Zerhouni and his children and descendants, as well as certain qualifying charitable organizations, and for which an independent trustee has been appointed. 19,777,514 shares of common stock are held by the EAZ ZERAZ TRUST for the benefit of Dr. Zerhouni’s spouse and descendants, as well as certain qualifying charitable organizations, and an independent trustee has been appointed. The ZERHOUNI IRREVOCABLE TRUST and the EAZ ZERAZ TRUST own in the aggregate approximately 5.8% of the shares of Company’s common stock. Dr. Zerhouni disclaims beneficial ownership of the shares of common stock owned by each of the ZERHOUNI IRREVOCABLE TRUST and the EAZ ZERAZ TRUST.
(5)    Includes options to purchase 1,300,000 shares of common stock exercisable within 60 days of May 23, 2022.
(6)    Includes options to purchase 1,500,000 shares of common stock exercisable within 60 days of May 23, 2022.
(7)    Dr. Nabel joined the Board on May 9, 2022. Excludes 19,777,514 shares of common stock held by each of the GJN 2021 TRUST and the EGN 2021 TRUST. Shares held by the GJN 2021 TRUST are for the benefit of Dr. Nabel’s spouse and descendants, and Dr. Nabel’s spouse serves as co-trustee together with an independent trustee. Shares held by the EGN 2021 TRUST are for the benefit of Dr. Nabel and his descendants, and an independent trustee has been appointed. Dr. Nabel disclaims beneficial ownership of the securities held by the trusts. The GJN 2021 TRUST and the EGN 2021 TRUST own in the aggregate approximately 5.8% of the shares of common stock outstanding. Also excludes 113,200 shares of common stock held by Dr. Nabel’s spouse, for which Dr. Nabel disclaims beneficial ownership.
(8)    Mr. Borisy joined the Board on May 9, 2022.
(9)    Includes options to acquire 170,000 shares of common stock exercisable within 60 days of May 23, 2022. Also includes 9,175 shares of common stock held by Mr. Paganelli’s spouse.
(10)    Includes options to acquire 260,000 shares of common stock exercisable within 60 days of May 23, 2022.
(11)    Includes options to acquire 170,000 shares of common stock exercisable within 60 days of May 23, 2022.
(12)    Includes options to acquire 150,000 shares of common stock exercisable within 60 days of May 23, 2022. Also includes 73,333 shares of common stock held by the Richard M. Krasno Trust, for which Richard M. Krasno is Trustee.
(13)    Includes options to acquire 70,000 shares of common stock exercisable within 60 days of May 23, 2022.

(14)    Includes options to acquire 70,000 shares of common stock exercisable within 60 days of May 23, 2022.
(15)    Includes a convertible note which is convertible into 5,000,000 shares of common stock. The Frost Gamma Investments Trust has sole voting and dispositive power over 200,956,694 shares of the Company’s common stock. Does not include 3,068,951 shares of common stock held directly by Dr. Frost, 2,387,500 options to purchase shares of common stock exercisable within 60 days of May 23, 2022 held by Dr. Frost, 30,127,177 shares of common stock owned directly by Frost Nevada Investments Trust, and 2,851,830 shares of common stock held by the Phillip and Patricia Frost Philanthropic Foundation, Inc.
(16)    Based solely on information reported on Schedule 13G/A filed by the stockholder on February 10, 2022. According to the information reported in the Schedule 13G/A, The Vanguard Group has sole voting power over 0 shares of the Company’s common stock, shared voting power over 337,821 shares of the Company’s common stock, sole dispositive power over 35,015,022 shares of the Company’s common stock, and shared dispositive power over 710,402 shares of the Company’s common stock.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Pursuant to the authority granted to our Board under Article III of our Amended and Restated Bylaws, the Board has fixed the number of directors constituting the entire Board at thirteen. All thirteen directors are to be elected at the Annual Meeting, each to hold office until the 2023 annual meeting of stockholders or until his or her successor is duly elected and qualified. Each stockholder of record on May 23, 2022 is entitled to cast one vote for each share of our common stock either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. Although management does not anticipate that any nominee will be unable or unwilling to serve as a director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. Each nominee shall be elected if the votes cast in favor of a nominee by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against a nominee.
NOMINEES FOR DIRECTOR
The following sets forth information provided by the nominees as of May 23, 2022. All of the nominees are currently serving as directors for the Company. All of the nominees have consented to serve if elected by our stockholders.

Name of Nominee	Age	Year First Elected/ Nominated Director	Positions and Offices with the Company
Phillip Frost, M.D.	85	2007	Chairman of the Board and Chief Executive Officer
Jane H. Hsiao, Ph.D., MBA	75	2007	Vice Chairman of the Board and Chief Technical Officer
Steven D. Rubin	61	2007	Director and Executive Vice President-Administration
Elias A. Zerhouni, M.D.	71	2022	Vice Chairman of the Board and President
Jon R. Cohen, M.D.	68	2020	Director and Senior Vice President-OPKO Health, Inc., Executive Chairman-BioReference Health, LLC
Gary J. Nabel, M.D., Ph.D.	68	2022	Director and Chief Innovation Officer
Alexis Borisy	50	2022	Director
Richard M. Krasno, Ph.D.	80	2017	Director
Prem A. Lachman, M.D.	61	2021	Director
Roger J. Medel, M.D.	75	2020	Director
John A. Paganelli	87	2003	Director
Richard C. Pfenniger, Jr.	66	2008	Director
Alice Lin-Tsing Yu, M.D., Ph.D.	79	2009	Director

Phillip Frost, M.D. Dr. Frost has been the Chief Executive Officer of the Company and Chairman of the Board since March 2007. Dr. Frost serves as a director for Cocrystal Pharma, Inc. (NASDAQ GM:COCP), a biotechnology company developing new treatments for viral diseases. He has been a member of the Board of Trustees of the University of Miami since 1983 and was Chairman from 2001 to 2004.  He is on the Advisory Board of the Shanghai Institute for Advanced Immunochemical Studies in China, is a member of The Florida Council of 100 and is a trustee of the Miami Jewish Home for the Aged and serves on the Executive Committee of the Board of Mount Sinai Medical Center. He serves as Chairman of Temple Emanu-El, Governor of Tel Aviv University and is a member of the Executive Committee of The Phillip and Patricia Frost Museum of Science. Dr. Frost served as a director of Ladenburg Thalmann Financial Services Inc. from 2004 to 2006 and as Chairman from July 2006 until September 2018. Dr. Frost served as Vice Chairman of Teva Pharmaceutical Industries, Limited (NYSE:TEVA) from January 2006 until March 2010 and as Chairman from March 2010 until February 2015. He previously served as an Expert Member of the Scientific Advisory Council of the Skolkovo Foundation in Russia. Dr. Frost previously served as Vice Chairman of Cogint, Inc., now known as Fluent, Inc. (NASDAQ:FLNT), as a director for Castle

Brands (NYSE American:ROX), Sevion Therapeutics, Inc. prior to its merger with Eloxx Pharmaceuticals, Inc. (NASDAQ:ELOX), and TransEnterix, Inc., now known as Asensus Surgical, Inc. (NYSE American: ASXC). Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation (“IVAX”) from 1987 until its acquisition by Teva in January 2006. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until its acquisition by Schering Plough Corporation in 1986. Dr. Frost was a Governor of the American Stock Exchange from 1992 to 2008 and Co-Vice Chairman from 2001 until its merger with the New York Stock Exchange.
Dr. Frost has successfully founded several pharmaceutical companies and overseen the development and commercialization of a multitude of pharmaceutical products. This, combined with his experience as a physician and chairman and/or chief executive officer of large pharmaceutical companies, has given him insight into virtually every facet of the pharmaceutical business and drug development and commercialization process. He is a demonstrated leader with keen business understanding and is uniquely positioned to help guide our Company through its transition from a development stage company into a successful, multinational biopharmaceutical and diagnostics company.
Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as Vice-Chairman and Chief Technical Officer of the Company since May 2007 and as a director since February 2007. Dr. Hsiao has served as Chairman of the Board of Non-Invasive Monitoring Systems, Inc. (OTC US:NIMU), a medical device company, since October 2008 and was named Interim Chief Executive Officer of Non-Invasive Monitoring Systems, Inc. in February 2012. Dr. Hsiao is also a director of Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company. Dr. Hsiao previously served as a director of Cocrystal Pharma, Inc. (NASDAQ GM:COCP), a biotechnology company developing new treatments for viral diseases, and Neovasc, Inc. (NASDAQ CM:NVCN), a company developing and marketing medical specialty vascular devices. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to January 2006. Dr. Hsiao served as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, from 1998 to 2006.
Dr. Hsiao’s background in pharmaceutical chemistry and strong technical expertise, as well as her senior management experience, allow her to play an integral role in overseeing our product development and regulatory affairs and in navigating the regulatory pathways for our products and product candidates. In addition, as a result of her role as director and/or chairman of other companies in the biotechnology and life sciences industry, she also has a keen understanding and appreciation of the many regulatory and development issues confronting pharmaceutical and biotechnology companies.
Steven D. Rubin. Mr. Rubin has served as Executive Vice President – Administration since May 2007 and as a director of the Company since February 2007. Mr. Rubin currently serves on the board of directors of Red Violet, Inc. (NASDAQ CM:RDVT), a software and services company, Non-Invasive Monitoring Systems, Inc. (OTC US:NIMU), a medical device company, Cocrystal Pharma, Inc. (NASDAQ GM:COCP), a publicly traded biotechnology company developing new treatments for viral diseases, Eloxx Pharmaceuticals, Inc. (NASDAQ:ELOX), a clinical stage biopharmaceutical company dedicated to treating patients suffering from rare and ultra-rare disease caused by premature termination codon nonsense mutations, Neovasc, Inc. (NASDAQ CM:NVCN), a company that develops and markets medical specialty vascular devices, and ChromaDex Corp. (NASDAQ CM:CDXC), a science-based, integrated nutraceutical company devoted to improving the way people age. Mr. Rubin previously served as a director of VBI Vaccines, Inc. (NASDAQ CM:VBIV), a biopharmaceutical company developing next generation vaccines, BioCardia, Inc.(NASDAQ GS: BCDA), a clinical-stage regenerative medicine company developing novel therapeutics for cardiovascular diseases, Cogint, Inc. (NASDAQ GM:COGT), now known as Fluent, Inc. (NASDAQ:FLNT), an information solutions provider focused on the data-fusion market, prior to the spin-off of its data and analytics operations and assets into Red Violet, Inc., Kidville, Inc. (OTCBB:KVIL), which operated large, upscale facilities, catering to newborns through five-year-old children and their families, Sevion Therapeutics, Inc., prior to its merger with Eloxx Pharmaceuticals, Inc., Dreams, Inc. (NYSE American:DRJ), a vertically integrated sports licensing and products company, SciVac Therapeutics, Inc. prior to its merger with VBI Vaccines, Inc., Tiger X Medical, Inc. prior to its merger with BioCardia, Inc., and Castle Brands, Inc. (NYSE American:ROX), a developer and marketer of premium brand spirits. Mr. Rubin also served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006.

Mr. Rubin brings extensive leadership, business, and legal experience, as well as tremendous knowledge of our business and the pharmaceutical industry generally, to the Board. He has advised pharmaceutical companies in several aspects of business, regulatory, transactional, and legal affairs for more than 25 years. His experience as a practicing lawyer, general counsel, management executive and board member to multiple public companies, including several pharmaceutical and life sciences companies, has given him broad understanding and expertise, particularly relating to strategic planning and acquisitions.
Elias A. Zerhouni, M.D. Dr. Zerhouni was appointed as President of the Company and Vice Chairman of the Board on May 9, 2022. Dr. Zerhouni had been the chairman and is the co-founder of ModeX therapeutics Inc. (“ModeX”), a start-up biotechnology company focused on multi specific-immune therapies for cancer and viral diseases, from November 2020 until its acquisition by the Company in May 2022. He is a physician scientist in Imaging and Biomedical Engineering. He served as President of Global Research & Development and Executive Vice President of Sanofi (NASDAQ: SNY) from 2010-2018, as Senior Fellow for global health research at the Bill and Melinda Gates Foundation from 2009 to 2010 and as Presidential U.S. envoy for science and technology from 2009 to 2010. He was Director of the U.S. National Institutes of Health from 2002 to 2008, Executive Vice Dean and Dean for research at the Johns Hopkins School of Medicine from 1996 to 2002, and Professor of Radiology and Biomedical Engineering and chair of the department of Radiological Sciences. Dr. Zerhouni was elected to the National Academy of Medicine and to the National Academy of Engineering. He serves on the board of the Lasker Foundation, the Foundation for National Institutes of Health, and Research!America. He received the 2017 Scripps Executive of the Year Award for the pharmaceutical industry and the French Legion of Honor in 2008. Since 2009, Dr. Zerhouni has served as a director of the publicly traded Danaher Corporation (NYSE:DHR), a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world.
Dr. Zerhouni’s has an extensive science background, and significant leadership and management expertise, all of which will positively inform his contributions to the Company and make him uniquely qualified to serve in his role as President and Vice Chairman of the Board.
Jon R. Cohen, M.D. Dr. Cohen has served as Senior Vice President of the Company and Executive Chairman of BioReference Health, LLC, formerly BioReference Laboratories, Inc. (“BioReference”), since January 2019 and as a director since July 2020. Dr. Cohen previously served for nearly a decade as a senior executive at Quest Diagnostics Incorporated (“Quest Diagnostics”). Prior to his tenure at Quest Diagnostics, he served as Chief Policy Advisor for Governor David Paterson and for six years as Chief Medical Officer for Northwell Health. Dr. Cohen is a vascular surgeon, having completed his residency in surgery at New York Presbyterian Hospital/Weill Cornell Medical Center and vascular surgery fellowship at the Brigham and Women’s Hospital at Harvard Medical School. He has published over 100 peer-reviewed professional articles.
Dr. Cohen brings a wealth of operational and industry knowledge that we believe will prove invaluable to the Company as it executes its strategy.
Gary J. Nabel, M.D., Ph.D. Dr. Nabel was appointed as Chief Innovation Officer of the Company and as a director on May 9, 2022. He also serves as Chief Executive Officer of ModeX and he served as President and Chief Executive Officer of ModeX from November 2020 until its acquisition by the Company in May 2022. Since 2001, Dr. Nabel has served as a director of SIGA Technologies, Inc. (NASDAQ: SIGA), a commercial stage pharmaceutical company focused on providing solutions for unmet needs in health security. Prior to joining ModeX, Dr. Nabel served as Chief Scientific Officer, Global Research and Development, and Head of the North American Research & Development Hub at Sanofi until his retirement in 2020. In addition to serving as Senior Vice President for Sanofi, Dr. Nabel also oversaw the Breakthrough Lab, which developed the first trispecific antibodies now in development for HIV, as well as cancer immunotherapies and novel vaccines. An author of more than 450 scientific publications, Dr. Nabel joined Sanofi in 2012 from the National Institutes of Health, where he served as Director of the Vaccine Research Center (VRC) from 1999 to December 2012, during which time, he provided overall direction and scientific leadership of the basic, clinical, and translational research activities and guided development of novel vaccine strategies against HIV, universal influenza, Ebola and emerging infectious disease viruses. Dr. Nabel graduated magna cum laude from Harvard College in 1975 and continued his graduate studies at Harvard, completing his Ph.D. in 1980 and his M.D. two years later, followed by a post-doctoral fellowship with David Baltimore at the Whitehead Institute. Dr. Nabel was elected to the National Academy of Medicine in 1998. Among his many other honors, Dr. Nabel received the Amgen Scientific Achievement Award from the American Society for Biochemistry and Molecular Biology, the Health and Human Services Secretary’s Award for Distinguished Service, and is a fellow of the American Association of Physicians, and the American Academy of Arts Sciences.
Dr. Nabel’s broad experience and expertise within the pharmaceutical and biotech industries, as well as his history of leadership within the National Institutes of Health, will provide the Board with valuable insights into many aspects of our business, including with respect to our science based and research and development programs.
Alexis Borisy. Mr. Borisy was appointed to the Board of Directors on May 9, 2022. He is the founder of EQRx, Inc. (NASDAQ:EQRX), a pharmaceutical company founded in 2019 committed to developing and delivering innovative medicines to patients at radically lower prices, and has served as its Executive Chairman since 2021, previously serving as its Chairman and Chief Executive Officer from 2019 to 2021. Prior to founding EQRx, Mr. Borisy cofounded Relay Therapeutics, Inc. (NASDAQ:RLAY), a clinical-stage precision medicine company transforming the drug discovery process by combining leading-edge computational and experimental technologies, and has served as its Chairman since 2016 and served as its Chief Executive Officer from 2016 to 2017. He is also a cofounder of Blueprint Medicines Corporation (NASDAQ: BPMC), a precision therapy company focused on genomically defined cancers, rare diseases and cancer immunotherapy, and has served on the board of directors since 2011 and was the Chief Executive Officer from 2013 to 2014. He previously served as Chairman and Director of Foundation Medicine, Inc. (NASDAQ:FMI), a molecular information company dedicated to a transformation in cancer care, which he cofounded, from 2009 to 2018 and also served as its Chief Executive Officer from 2009 to 2011, and previously served on the boards of Editas Medicine, Inc. (NASDAQ:EDIT), a leading gene editing company dedicated to developing gene edited medicines for people living with serious diseases around the world, from 2013 to 2018, and Thrive Earlier Detection Corp., a privately held healthcare company dedicated to incorporating earlier cancer detection into routine medical care, from 2019 to 2021. Mr. Borisy was a partner in Third Rock Ventures, LLC, a leading healthcare venture firm focused on advancing disruptive areas of science and medicine to deliver breakthroughs to patients, from 2010 to 2019. He currently serves on the board of directors of several public companies, including Tango Therapeutics, Inc. (NASDAQ:TNGX), a biotechnology company committed to discovering and delivering the next generation of precision cancer medicines, Revolution Medicines, Inc. (NASDAQ:RVMD), a clinical-stage oncology company developing targeted therapies for RAS-addicted cancers, and Megenta Therapeutics, Inc. (NASDAQ:MGTA), a clinical-stage biotechnology company developing novel medicines designed to bring the curative power of stem cell transplant to more patients. He also currently serves on the board of directors of the privately held, Celsius Therapeutics, Inc. and Nextech Invest, Ltd. Mr. Borisy is the Chairman of the Board of Trustees of the Boston Museum of Science, and he previously served as Chairman of the National Venture Capital Association. He holds a Master’s Degree in chemistry and chemical biology from Harvard University and a Bachelor of Science in chemistry from the University of Chicago.
Mr. Borisy’s entrepreneurial expertise and knowledge of the biotechnology space will enable him to assist the Board in its strategic operations.
Richard M. Krasno, Ph.D. Dr. Krasno has served on the Company’s Board of Directors since February 2017. Dr. Krasno has been a private investor in companies for the past five (5) years. Dr. Krasno also served as the executive director of the William R. Kenan, Jr. Charitable Trust (the “Trust”) from 1999 to 2014, and from 1999 to 2010, as President of the four affiliated William R. Kenan, Jr. Funds. Prior to joining the Trust, Dr. Krasno was the President of the Monterey Institute of International Studies in Monterey, California. From 2004 to 2012, Dr. Krasno also served as a Director of the University of North Carolina Health Care System and served as chairman of its board of directors from 2009 to 2012. From 1981 to 1998, he served as President and Chief Executive Officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno currently serves as a director of BioCardia, Inc. (NASDAQ GS: BCDA). He previously served as a director of Ladenburg Thalmann (NYSE American:LTS) and Castle Brands, Inc. (NYSE American:ROX). Dr. Krasno holds a Bachelor of Science from the University of Illinois and a Ph.D. from Stanford University.
Dr. Krasno’s pertinent skills and experience, including his financial literacy and expertise, managerial experience and the knowledge he has attained through his service as a director of publicly-traded corporations have added and will continue to add valuable insight to our Board on a wide range of business and operational issues.

Prem A. Lachman. M.D. Dr. Lachman was appointed to the Company’s Board of Directors on March 1, 2021. Dr. Lachman is a healthcare investment manager with more than 35 years of experience in portfolio management, biopharmaceutical investment research and healthcare investment banking. Additionally, Dr. Lachman was very active in gastroenterology research during his tenure at Mount Sinai. Dr. Lachman founded Maximus Capital, LLC in 2001 and currently serves as its general partner. Dr. Lachman previously served as the general partner of The Galleon Group from 1998 to 2001 and as Managing Director, Investment Research at Goldman Sachs & Co. from 1989 to 1998. Dr. Lachman is a Directors Council board member of the New York Museum of Modern Art, a patron of the New York Metropolitan Opera, and a board member of the Department of Surgery at Mount Sinai Medical Center in New York.
With his significant experience in the healthcare and investment management, Dr. Lachman brings unique and interesting skills to the Board which we anticipate will be significant to the Company’s financial operations.
Roger J. Medel, M.D. Dr. Medel has served on the Company’s Board of Directors since December 2020. Dr. Medel is the co-founder of MEDNAX, Inc. (NYSE:MD), a national health solutions partner comprised of the nation’s leading providers of physician services, and has served as a director of MEDNAX since 1979. Dr. Medel served as MEDNAX’s President from 1979 until May 2000 and again from March 2003 until May 2004. He served as Chief Executive Officer of MEDNAX from 1979 until December 2002, and again from March 2003 until July 2020 when he retired. Dr. Medel has served as a member of the Board of Trustees of the Dana Farber Cancer Institute, Inc. since January 2016 and also has served on the Board of Directors of Schweiger Dermatology, a privately held, private equity backed, multi-state dermatology practice, since 2014 and InnovaCare Health, a privately held, private equity backed, healthcare company, since 2021. He was a member of the Board of Trustees of the University of Miami from January 2004 to February 2012. Dr. Medel actively participates as a member of several medical and professional organizations and from June 2006 to April 2009, served on the Board of Directors of MBF Healthcare Acquisition Corp.
As the former Chief Executive Officer and founder of a major public healthcare company, Dr. Medel’s experience aligns with the goals of the Company and his role as a director.
John A. Paganelli. Mr. Paganelli has served on the Company’s Board of Directors since December 2003. Mr. Paganelli served as the Company’s Interim Chief Executive Officer and Secretary from June 29, 2005 through March 27, 2007, the Company’s Interim Chief Financial Officer from June 29, 2005 through July 1, 2005, and Chairman of our Board from December 2003 through March 27, 2007. Mr. Paganelli served as President and Chief Executive Officer of Transamerica Life Insurance Company of New York from 1992 to 1997. Mr. Paganelli is the founder of and had been a partner in RFG Associates, a financial planning organization, from 1987 through 2021. Mr. Paganelli is also the Managing Partner of Pharos Systems Partners, LLC, an investment company, and past Chairman of the Board of Pharos Systems International, a software company. He was Vice President and Executive Vice President of PEG Capital Management, an investment advisory organization, from 1987 until 2000. Mr. Paganelli also serves as a director of Western New York Energy, LLC and was on the Board of Trustees of Paul Smith’s College from 2011 to 2019.
With his significant experience in investment management and operations, Mr. Paganelli is able to add valuable expertise and insight to our Board on a wide range of operational and financial issues. As one of the longest tenured members of our Board, he also has substantial knowledge and familiarity regarding our historical operations.
Richard C. Pfenniger, Jr. Mr. Pfenniger is a private investor and has served as a director of the Company since January 2008. During his career, Mr. Pfenniger has served as an executive officer of several companies, including as Chief Executive Officer and President of Continucare Corporation, a provider of primary care physician and practice management services, from 2003 until 2011, where he also served as Chairman of the Board of Directors of Continucare Corporation from 2002 until 2011. Previously, Mr. Pfenniger served as the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. from 1997 through June 2003. Prior to joining Whitman, he served as the Chief Operating Officer of IVAX from 1994 to 1997, and, from 1989 to 1994, he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. Prior thereto he was engaged in the private practice of law. Mr. Pfenniger currently serves as a director of Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company, Cocrystal Pharmaceuticals, Inc. (NASDAQ:COCP), a clinical stage biotechnology company, and Sema4 Holding Corp. (NASDAQ:SMFR), a patient-centered health intelligence company dedicated to advancing healthcare through data-driven insights. He also serves as the Vice Chairman of the Board of Trustees and as a member of the Executive Committee of the Phillip and Patricia Frost Museum of Science. Mr. Pfenniger previously served as a director of GP Strategies Corporation (NYSE:GPX), a corporate education and training company, BioCardia, Inc. (NASDAQ: BCDA), clinical-stage regenerative medicine company developing novel therapeutics for cardiovascular diseases, and Wright Investors’ Services Holdings, Inc. (OTC US:IWSH), an investment management and financial advisory firm.
As a result of Mr. Pfenniger’s multi-faceted experience as chief executive officer, chief operating officer and general counsel, he is able to provide valuable business, leadership, and management advice to the Board in many critical areas. In addition, Mr. Pfenniger’s knowledge of the pharmaceutical and healthcare business has given him insights on many aspects of our business and the markets in which we operate. Mr. Pfenniger also brings financial expertise to the Board, including through his service as Chairman of our Audit Committee.
Alice Lin-Tsing Yu, M.D., Ph.D. Dr. Yu has served on the Company’s Board of Directors since April 2009. She has been a Professor of Pediatrics for the University of California in San Diego since 1994.  Previously, she was the Chief of Pediatric Hematology Oncology at the University of California in San Diego.  From 2003 to May 2013, Dr. Yu served as a Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, in Taiwan.  Dr. Yu has also served in several government-appointed advisory positions and is a member of numerous scientific committees and associations. She has been a long-time member of the Children’s Oncology Group in the United States, serving on the Steering Committee of Neuroblastoma. She was honored with the Pediatric Oncology Award by the American Society of Clinical Oncology (ASCO) in 2020.
Dr. Yu is an accomplished physician, professor, and researcher who brings a unique perspective to our Board on a variety of healthcare related issues. As a pioneer in immunotherapy of neuroblastoma, Dr. Yu was instrumental in developing a monoclonal anti-GD2 (Dinutuximab) from IND through early phase studies and phase III trials, and facilitating its FDA approval on March 10, 2015. The insight and experience gained from her distinguished record of achievement at several highly respected academic medical institutions, as well as her experience as a practicing physician, continue to be valuable to our efforts to develop and commercialize our pipeline of diagnostic and therapeutic products.
OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Identification of Executive Officers
Our Executive Officers are Phillip Frost, Jane H. Hsiao, Steven Rubin, Elias Zerhouni, and Jon R. Cohen, for whom age, title and biographical information is included above under “Nominees for Election of Directors”, as well as Adam Logal, whose age, title and biographical information are set forth below:

Name of Executive Officer	Age	Position and Offices with the Company
Adam Logal	44	Senior Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer

Adam Logal. Mr. Logal has served as OPKO’s Senior Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer since March 2014, Vice President of Finance, Chief Accounting Officer and Treasurer from July 2012 until March 2014, and Director of Finance, Chief Accounting Officer and Treasurer from March 2007 until July 2012. In addition, Mr. Logal also served as President of GeneDx, a subsidiary of OPKO, from July 2020 to June 2021. He currently serves as chairman of the board of directors of Xenetics Biosciences, Inc. (NASDAQ CM:XBIO), a clinical-stage biopharmaceutical company focused on discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics. He previously served on the board of directors of VBI Vaccines, Inc. (NASDAQ:VBIV) from April 2014 until 2018. From 2002 to 2007, Mr. Logal served in senior management of Nabi Biopharmaceuticals, a publicly traded, biopharmaceutical company engaged in the development and commercialization of proprietary products. Mr. Logal held various positions of increasing responsibility at Nabi Biopharmaceuticals, last serving as Senior Director of Accounting and Reporting.
Identification of Certain Other Officers
Set forth below are certain other officers important to our organization and biographical information for each of them:
Charles W. Bishop, PhD. Dr. Bishop, age 70, has served as Chief Executive Officer of OPKO Renal since our acquisition of Cytochroma Inc. in March 2013. Dr. Bishop was responsible for the successful development and FDA approval of Rayaldee (calcifediol) Extended-Release Capsules. Dr. Bishop had served as President and Chief Executive Officer of Cytochroma since June 2006. Dr. Bishop co-founded Proventiv Therapeutics, LLC in September 2005 for which he served as President until June 2006 when Proventiv and its lead drug, Rayaldee™, were acquired by Cytochroma. During the period from September 1987 to June 2005, Dr. Bishop held various senior management positions at Bone Care International, Inc. (“Bone Care”), a public specialty pharmaceutical company focused on developing and commercializing vitamin D hormone therapies. Dr. Bishop’s positions with Bone Care included President, Chief Executive Officer, Director, Executive Vice President of Research and Development, and Chief Scientific Officer. Bone Care was acquired for $720 million by Genzyme Corporation in July 2005. Prior to joining Bone Care, Dr. Bishop held various management positions in the Health Care Division of the Procter & Gamble Company. Dr. Bishop completed a four-year National Institutes of Health Postdoctoral Fellowship in vitamin D Biochemistry at the University of Wisconsin-Madison and received his PhD degree in Nutritional Biochemistry from Virginia Polytechnic Institute and State University, after earning an undergraduate degree in Chemistry from the University of Virginia.
Tony Cruz, Ph.D. Dr. Cruz, age 68, joined the Company in August 2016 as Chief Executive Officer, Transition Therapeutics, Inc., at the time of our acquisition of Transition Therapeutics, Inc., a NASDAQ and TSX publicly traded company. Dr. Cruz had served as the Chairman and Chief Executive Officer of Transition Therapeutics, Inc. from 1998 to 2016. Dr. Cruz co-founded Angiotech Pharmaceuticals Inc., which developed the Taxol-coated stent for cardiovascular restenosis marketed by Boston Scientific. He served as Vice-President of Research from 1991 to 1996 and as a member of the Board of Directors from 1991 to 1995. Dr. Cruz was a founding member and served as the Scientific Director and CEO of the Canadian Arthritis Network, a Network Centers of Excellence. Dr. Cruz has established numerous partnerships with large pharmaceutical companies, biotech companies, and the investment community in the biotech sector over the last 25 years. Dr. Cruz also had a successful academic career from 1987 to 2008 with over 150 publications.

Family Relationships
There are no family relationships among the Company’s executive officers and directors.
CORPORATE GOVERNANCE
Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) and trades under the symbol “OPK”. Additionally, our common stock is listed on the Tel-Aviv Stock Exchange. Pursuant to the Company’s Amended and Restated Bylaws and the Delaware General Corporation Law, our business and affairs are managed under the direction of our Board. Directors are kept informed of the Company’s business through discussions with management, including our Chief Executive Officer, Chief Financial Officer, and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.
The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, officers, and directors of the Company. The Code of Business Conduct and Ethics is available on our website: www.opko.com under Investor Relations. If the Company makes any substantive amendments to, or grants a waiver (including an implicit waiver) from a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will disclose such amendment or waiver on our website.
Information contained on or accessible through our website does not form a part of this proxy statement and is not incorporated by reference herein.
Director Independence
In evaluating the independence of each of our directors and director nominees, the Board considers transactions and relationships between each director or nominee, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The Board also examines transactions and relationships between directors and director nominees or their known affiliates and members of the Company’s senior management and their known affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent under applicable laws and regulations and NASDAQ listing standards. The Board has affirmatively determined that a majority of our directors, including Messrs. John A. Paganelli, and Richard C. Pfenniger, Jr., and Drs. Richard M. Krasno, Prem A. Lachman, Roger J. Medel, Alice Lin-Tsing Yu, and Alexis Borisy are “independent” directors within the meaning of the listing standards of NASDAQ and applicable law. In making the independence determinations, the Board considered a number of factors and relationships, including without limitation: (i) Dr. Frost’s prior service as Chairman of the Board of Ladenburg Thalmann Financial Services Inc., an entity for which Dr. Krasno served as a member of the Board of Directors until February 14, 2020 and in which Dr. Frost previously held up to 36.5% of its issued and outstanding shares; (ii) Drs. Frost’s and Krasno’s and Mr. Rubin’s service as members of the Board of Directors of Castle Brands, Inc. until October 2019, an entity in which Dr. Frost beneficially owned more than ten percent (10%); (iii) Mr. Pfenniger’s prior service and Dr. Krasno’s service as members of the Board of Directors of BioCardia, Inc., formerly Tiger X Medical, Inc., an entity in which Dr. Frost beneficially owns more than ten percent (10%); (iv) Mr. Rubin’s previous service as Interim Chief Executive Officer and Interim Chief Financial Officer and as a member of the Board of Directors of Tiger X Medical, Inc. until its merger with BioCardia, Inc. in October 2016; (v) Dr. Frost’s and Mr. Pfenniger’s service on the Board of Trustees and Mr. Pfenniger’s service as Vice Chairman of the Executive Committee of the Board of the Frost Museum of Science, an entity in which the Company has contributed an aggregate of $1 million; (vi) Dr. Hsiao’s prior service and Dr. Frost’s and Mr. Rubin’s service as members of the Board of Directors of Cocrystal Pharma, Inc. (“COCP”), an entity in which Dr. Frost beneficially owns 4%, Dr. Hsiao and Mr. Rubin own less than 1%, and the Company owns 3%; (vii) Dr. Medel’s previous service from January 2004 to February 2012 on the Board of Trustees of the University of Miami on which Dr. Frost has served as member since 1983 and is the past Chairman; (viii) Dr. Medel’s service as a member of the Board of Directors of MEDNAX, Inc., an entity in which Dr. Pascal J. Goldschmidt, a former director of the Company (2007-2011), also served as a member of the Board of Directors from March 2006 until July 2020; and (ix) the joint venture to which the Company’s subsidiary, GeneDx LLC (formerly GeneDx, Inc.) and Mednax Services, Inc., a subsidiary of MEDNAX, Inc., were parties. The joint venture was terminated in January 2022.
Board Leadership Structure
The Company is led by Dr. Frost, who has served as Chief Executive Officer and Chairman of the Board since March 2007. Seven of our current directors satisfy NASDAQ independence requirements. Our Board also includes five management directors other than Dr. Frost. The Company has formally identified Mr. Pfenniger as the lead independent director. As lead independent director, Mr. Pfenniger is charged with, among other tasks, presiding over executive sessions of the independent directors, unless a different presiding director is chosen (see “–Executive Sessions; Presiding Director” below), serving as a liaison between the Board and the executive management team, and working with the Chairman and management to ensure the Board is able to effectively and independently perform its duties. Independent directors also head each of our Board’s standing committees — the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Succession Committee. A chairman has not yet been appointed for the Independent Investment Committee. Each of the committees is composed solely of independent directors.
Although the Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separated, we believe that our current Board leadership structure is suitable for us. The Chief Executive Officer is the individual selected by the Board to manage our Company on a day to day basis, and his direct involvement in our business operations makes him best positioned to lead productive Board strategic planning sessions and determine the time allocated to each agenda item in discussions of our Company’s short- and long-term objectives.
Board Diversity Disclosure
As a NASDAQ listed company, we are required to disclose board level diversity statistics. The following table sets forth the relevant information of the current members of the Board.

Board Diversity Matrix as of May 9, 2022
Total Number of Directors	13
	Female	Male
Part I: Gender Identity
Directors	2	11
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	2	1
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White		8
Other		1
Two or More Races or Ethnicities
Did Not Disclose Demographic Background
None of our directors has identified as non-binary or members of the LGBTQ+ community.

Board Role in Risk Oversight
The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board considers and addresses the primary risks associated with those units and functions. Our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.
In addition, each of the Board’s committees, and particularly the Audit Committee, plays a role in overseeing risk management issues that fall within each committee’s areas of responsibility as described below under the heading “Standing Committees of the Board of Directors.” Senior management reports on at least a quarterly basis to the Audit Committee on the most significant risks facing the Company from a cybersecurity and financial reporting perspective and highlights any new risks that may have arisen since the Audit Committee last met. The Audit Committee also meets regularly in executive sessions with the Company’s independent registered public accounting firm and reports any findings or issues to the full Board. In performing its functions, the Audit Committee and each standing committee of the Board have full access to management, as well as the ability to engage advisors. The Board receives regular reports from each of its standing committees regarding each committee’s particularized areas of focus.
Meetings and Committees of the Board of Directors
Our Board met six times and took action by written consent on ten occasions during fiscal 2021. In fiscal 2021, all incumbent directors attended 83% or more of the Board meetings and meetings of the committees on which they served.
Although we encourage each member of our Board to attend our annual meetings of stockholders, we do not have a formal policy requiring the members of our Board to attend. With the exception of Dr. Yu, all then current members of our Board attended our 2021 annual meeting of stockholders.
Executive Sessions; Presiding Director
Our non-management directors meet separately from the Board on a regular basis. Our independent directors meet in executive session from time to time as needed, but not less than twice annually. Our lead independent director generally leads the executive sessions for meetings of the non-management or independent directors. Alternatively, our non-management or independent directors, as applicable, may choose a presiding director by majority vote for each session. The lead independent director or presiding director, as the case may be, would be responsible for, among other things, presiding at the executive session for which he or she is chosen to serve and apprising the Chairman of the issues considered at such meetings.
Standing Committees of the Board of Directors
Our Board maintains several standing committees, including a Compensation Committee, a Nominating and Governance Committee, an Independent Investment Committee, a Succession Committee, and a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations promulgated thereunder. These committees and their functions are described below. Our Board may also establish various other committees to assist it in its responsibilities. Our Board has adopted a written charter for each of its standing committees. The full text of each charter is available on our website at http://www.opko.com.
The following table shows the current members (indicated by an “X” or “Chair”) of each of our standing Board committees:

	Audit	Compensation	Corporate Governance and Nominating	Independent Investment	Succession
Phillip Frost, M.D.	—	—	—	—	—
Jane H. Hsiao, Ph.D., MBA	—	—	—	—	—
Steven D. Rubin	—	—	—	—	—
Elias A. Zerhouni, M.D.	—	—	—	—	—
Jon R. Cohen, M.D.	—	—	—	—	—
Gary J. Nabel, M.D., Ph.D.	—	—	—	—	—
Alexis Borisy	—	—	—	—	—
Richard M. Krasno, Ph.D.	X	Chair	—	X	X
Prem A. Lachman, Ph.D.	X	X	X	X	—
Roger J. Medel, M.D.	—	X	X	—	—
John A. Paganelli	X	—	Chair	X	X
Richard C. Pfenniger, Jr.	Chair	—	—	—	Chair
Alice Lin-Tsing Yu, M.D., Ph.D.	—	—	—	—	—

Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee met nine times and took action by written consent on one occasion during fiscal 2021. The responsibilities of our Audit Committee are set forth in a written charter adopted by our Board of Directors and are reviewed and reassessed on an annual basis by the Audit Committee. Among other things, our Audit Committee:
•appoints, compensates, retains, and oversees the work of our independent registered public accounting firm;
•    approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;
•    reviews our systems of internal controls established for finance, accounting, legal, compliance, and ethics;
•    reviews our accounting and financial reporting processes;
•    provides for effective communication between our Board of Directors, our senior and financial management, and our independent registered public accounting firm;
•    discusses with management and our independent registered public accounting firm the results of our annual audit and the review of our quarterly financial statements;
•    reviews the audits of our financial statements;
•    implements a pre-approval policy for certain audit and non-audit services performed by our registered independent public accounting firm;
•    reviews risks relating to financial statements, auditing and financial reporting process, key credit risks, liquidity risks and market risks;
•    discusses policies with respect to risk assessment and risk management and reports to our Board of Directors;

•    establishes procedures for receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters; and
•    reviews and approves any related party transactions that we are involved in.
Our Audit Committee is composed of Messrs. Pfenniger (Chairman) and Paganelli, and Drs. Krasno and Lachman. Our Board of Directors has determined that Mr. Pfenniger, who is independent (as independence for audit committee members is defined in NASDAQ listing standards and applicable Securities and Exchange Commission (“SEC”) rules), is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.
Compensation Committee
Our Compensation Committee reviews and approves, on behalf of the Board, (i) annual salaries, bonuses, and other compensation for our executive officers, and (ii) employee benefit plans for our employees and executive officers. Our Compensation Committee recommends to the Board for approval, (i) compensation for the Company’s directors, and (ii) incentive compensation plans, equity plans and deferred compensation plans. Our Compensation Committee also oversees our compensation policies and practices. Our Compensation Committee met ten times and took action by written consent on two occasions during fiscal 2021. Our Compensation Committee may from time to time establish a subcommittee to perform any action required to be performed by a committee of “non-employee directors” pursuant to Rule 16b-3 under the Exchange Act and “outside directors” pursuant to Rule 162(m) under the Internal Revenue Code (the “Code”).
Our Compensation Committee also performs the following functions related to executive compensation:
•    reviews and approves the annual salary, bonus, stock options, and other benefits, direct and indirect, of our executive officers, including our Chief Executive Officer;
•    reviews and recommends new executive compensation programs and reviews the operation and efficacy of our executive compensation programs;
•    establishes and periodically reviews policies in the area of senior management perquisites;
•    reviews and approves material changes in our employee benefit plans; and
•    administers our equity compensation and employee stock purchase plans.
The Compensation Committee relies heavily on the recommendations of our Chief Executive Officer concerning compensation actions for our executive officers, other than himself; and the Compensation Committee may engage compensation consultants as it deems appropriate. In deciding upon the appropriate level of compensation for our executive officers, the Compensation Committee reviews, among other things, our compensation programs relative to our strategic objectives and market practice and other changing business and market conditions. To date, neither the Compensation Committee nor management has engaged a compensation consultant in determining or recommending the amount or form of director or officer compensation.
Our Compensation Committee is composed of Drs. Krasno (Chairman), Lachman, and Medel. Dr. Lachman was appointed to the Compensation Committee on February 10, 2022. Dr. Richard Lerner served on and was Chairman of the Compensation Committee until his death on December 2, 2021. Dr. Robert Fishel served on the Compensation Committee until his resignation from the Board on January 21, 2022. We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, the rules of NASDAQ, and the SEC’s rules and regulations, including those regarding the independence of our Compensation Committee members.
Compensation Committee Interlocks and Insider Participation
Drs. Richard M. Krasno and Roger J. Medel served on the Company’s Compensation Committee during fiscal 2021. Drs. Lerner and Fishel also served on the Compensation Committee until December 2, 2021 and January 21,

2022, respectively. During fiscal 2021, no member of the Compensation Committee was an officer, employee, or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this proxy statement pursuant to SEC rules. During fiscal 2021, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a compensation committee interlock under SEC rules.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for our Board, making recommendations to our Board concerning the structure and membership of the other Board committees, and considering director candidates recommended by others, including our Chief Executive Officer, other Board members, third parties, and stockholders. Our Corporate Governance and Nominating Committee is composed of Mr. Paganelli (Chairman) and Drs. Medel and Lachman. Dr. Medel was appointed to the Corporate Governance and Nominating Committee on April 21, 2021 and Dr. Lachman was appointed on February 10, 2022. Dr. Lerner served on the Corporate Governance and Nominating Committee until December 2, 2021. Our Corporate Governance and Nominating Committee met four times and took action by written consent on one occasion during fiscal 2021. We believe that the composition of our Corporate Governance and Nominating Committee complies with applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ, and the SEC’s rules and regulations, including those regarding the independence of our Corporate Governance and Nominating Committee members.
The Corporate Governance and Nominating Committee identifies director nominees through a combination of referrals, including by existing members of the Board, management, third parties, stockholders, and direct solicitations, where warranted. Once a candidate has been identified, the Corporate Governance and Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. The Corporate Governance and Nominating Committee believes it to be appropriate for committee members to interview the proposed nominee before making a final determination on whether to recommend the individual as a nominee to the entire Board to stand for election to the Board. The Committee does not plan to evaluate candidates identified by the Corporate Governance and Nominating Committee differently from those recommended by a stockholder or otherwise.
The Corporate Governance and Nominating Committee recommended to the Board that it nominate each of the director nominees for election at the 2022 Annual Meeting.
Independent Investment Committee
Our Board of Directors established the Independent Investment Committee in February 2019. The Independent Investment Committee’s purpose is (i) to review, approve, and monitor the acquisition, disposition, voting, exercise, conversion, exchange of, and other transactions related to the Company’s minority investments, (ii) appoint members of the Company’s management investment committee, which makes recommendations to the Independent Investment Committee regarding such investments, and (iii) to provide oversight over the Company’s minority investment programs.
The Independent Investment Committee’s responsibilities include monitoring and approving acquisitions and dispositions of certain strategic minority investments, overseeing the Company’s compliance with Section 13 and Section 16 of the Exchange Act as it relates to the minority investments and executing other responsibilities delegated to it by the Board, consistent with the Company’s Amended and Restated Bylaws and applicable laws. Our Independent Investment Committee is composed of Drs. Krasno, and Lachman and Mr. Paganelli, each of whom is independent under NASDAQ rules. Dr. Lachman was appointed to the Independent Investment Committee on April 21, 2021. Dr. Fishel served on and was Chairman of the Independent Investment Committee until January 21, 2022, Our Independent Investment Committee met four times during fiscal 2021.

Succession Committee
Our Board of Directors established the Succession Committee in June 2019. The Succession Committee’s purpose is to assist the Board in the performance of its responsibilities relating to succession planning for the chief executive officer and other members of senior management. Our Succession Committee is composed of Mr. Pfenniger (Chairman), Dr. Krasno and Mr. Paganelli, each of whom is independent under NASDAQ rules. Drs. Lerner and Fishel also served on the Succession Committee until December 2, 2021 and January 21, 2022, respectively. Mr. Paganelli was appointed to the Succession Committee on February 10, 2022. Our Succession Committee met one time during fiscal 2021.
Director Selection Criteria
The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board regarding the appropriate qualifications, skills, and experience expected of individual members and of the Board as a whole with the objective of having a Board with sound judgment and diverse backgrounds and experience to represent stockholder interests.
The Corporate Governance and Nominating Committee believes that nominees for election to the Board should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, clinical experience, operational experience, or a scientific or medical background. The Corporate Governance and Nominating Committee does not believe that nominees for election to the Board should be selected through mechanical application of specified criteria. Rather, the Corporate Governance and Nominating Committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board.
While we do not have a formal diversity policy with respect to Board composition, the Board believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Corporate Governance and Nominating Committee takes these qualities into account when considering director nominees for recommendation to the Board.
Stockholder Nominations
The Corporate Governance and Nominating Committee does not have a written policy with regard to consideration of director candidates recommended by stockholders. Nevertheless, it is the Corporate Governance and Nominating Committee’s policy to consider director candidates recommended by stockholders, and the Board believes that the procedures set forth in our Amended and Restated Bylaws are currently sufficient so that the establishment of a written policy is not necessary. Stockholders who wish to recommend candidates for election to the Board must do so in writing and otherwise in accordance with the requirements set forth in our Amended and Restated Bylaws. The recommendation should be sent to the Secretary of the Company, OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, who will forward the recommendation to the Corporate Governance and Nominating Committee. Without limiting the requirements contained in our Amended and Restated Bylaws, the recommendation must set forth (i) the name and address as they appear on the Company’s books of the stockholder making the recommendation, the telephone number of such stockholder, and the name, address and telephone number of any beneficial owner, and the class and number of shares of capital stock of the Company owned of record by such stockholder and beneficially owned by such beneficial owner, (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the SEC’s proxy rules, (iii) a description of all relationships between the candidate and the recommending stockholder and any agreements or understandings between the recommending stockholder and the candidate regarding the nomination, and (iv) a description of all relationships between the candidate and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company, and (v) a completed, written questionnaire with respect to the background and qualification of such proposed nominee in the form required by the Company (which form such recommending stockholder may request in writing from the Secretary of the Company prior to submitting notice and which the Secretary of the Company will provide to such recommending stockholder within ten (10) days after receiving such request). The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board and to serving as a director, if elected, and by a representation from the stockholder and beneficial owner, if any, that such stockholder and beneficial owner intend to appear at the Annual Meeting and intend to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders. Stockholders must also comply with all requirements of the Company’s Amended and Restated Bylaws with respect to nomination of persons for election to the Board.
Communications with the Board
All interested parties, including stockholders, may initiate in writing any communication with our Board, the lead independent director, or any individual director by sending the correspondence to OPKO Health, Inc., 4400 Biscayne Blvd., Miami, Florida 33137, Attention: Secretary. This centralized process assists our Board in reviewing and responding to communications in an appropriate manner. If an interested party would like the letter to be forwarded directly to one of the Chairmen, or if no Chairman is listed, the members of the five standing committees of the Board, he or she should so indicate. If no specific direction is indicated, the Secretary of the Company will review the letter and forward it to the appropriate Board member(s).
Employee Communications with the Audit Committee
The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. These procedures are described in our OPKO Health, Inc. Policy on Reporting Unlawful Conduct and Prohibiting Retaliation Against Reporting Employees.
Involvement in Certain Legal Proceedings
Our directors and executive officers are not parties to any material legal proceedings.
Certain Relationships and Related Party Transactions
As of December 31, 2021, we held investments in Cocrystal Pharma, Inc. (“COCP”)(3%), Zebra Biologics, Inc. (29%), Neovasc, Inc. (1%), ChromaDex Corporation (0.1%), Non-Invasive Monitoring Systems, Inc. (1%), Eloxx Pharmaceuticals, Inc. (“Eloxx”)(2%), BioCardia, Inc. (“BioCardia”)(1%), and LeaderMed Health Group Limited (47%). These investments were considered related party transactions as a result of our executive management’s ownership interests and/or board representation in these entities.
In August 2020, GeneDx, LLC (formerly GeneDx, Inc.), a subsidiary of BioReference, entered into an agreement with Mednax Services, Inc. (“Mednax Services”), a subsidiary of MEDNAX, Inc., (“MEDNAX”) pursuant to which the parties formed a joint venture under the brand Detect Genomix. GeneDx’s initial capital investment in Detect Genomix was $245,000 for which GeneDx received a 49% ownership interest in Detect Genomix, and Mednax Services contributed $255,000. in exchange for a 51% ownership interest in Detect Genomix. Adam Logal, the Company’s Chief Financial Officer, was the chair and sat on the Board of Managers of the joint venture. Mednax Services provided administrative services to the joint venture pursuant to an administrative services agreement. GeneDx provided laboratory services to the joint venture. Dr. Roger Medel, a director of the Company, is the former Chief Executive Officer of MEDNAX and Mednax Services. Dr. Medel continues to serve on the board of MEDNAX. The joint venture was terminated in January 2022.
On February 25, 2020, we entered into a credit agreement with an affiliate of Dr. Frost, pursuant to which the lender committed to provide us with an unsecured line of credit in the amount of $100 million. This line of credit called for a commitment fee equal to 0.25% per annum of the unused portion of the line. We terminated this line of credit in June 2021 and as of December 31, 2020, no amounts were outstanding under this line during fiscal 2021.

On March 1, 2019, our subsidiary, OPKO Pharmaceuticals, LLC (“OPKO Pharmaceuticals”) entered into an assignment agreement with Xenetic Biosciences, Inc., as amended from time to time (the “Assignment Agreement”), pursuant to which Xenetic acquired all of OPKO Pharmaceuticals’ right, title and interest in and to that certain Intellectual Property License Agreement (the “IP License Agreement”), entered into between The Scripps Research Institute and OPKO Pharmaceuticals, regarding certain patents for novel CAR T platform technology and through which the Scripps Research Institute granted an exclusive royalty-bearing license in exchange for royalties, subject to the terms of the IP License Agreement.
Under the Assignment Agreement and the IP License Agreement, Xenetic issued to OPKO Pharmaceuticals 164,062 shares of Xenetic common stock (the “OPKO Transaction Shares”). In connection with the Assignment Agreement, OPKO Pharmaceuticals entered into a voting agreement pursuant to which OPKO Pharmaceuticals agreed, among other things, to vote its shares in Xenetic in favor of the transactions contemplated by the Assignment Agreement, and a lock-up agreement with Xenetic which restricts OPKO Pharmaceuticals’ sale or transfer of any of the OPKO Transaction Shares as provided therein and as otherwise required by law. The Assignment Agreement and the obligations thereunder took effect on July 19, 2019, after Xenetic satisfied certain closing conditions, including obtaining stockholder approval and securing certain financing.
The Company owns approximately 9% of Pharmsynthez, and Pharmsynthez is Xenetic’s largest and controlling stockholder. Dr. Richard Lerner, a director of the Company until his death on December 2, 2021, was a co-inventor of Xenetic’s technology and received 31,240 shares of Xenetic upon the closing of the Xenetic transactions described above. Adam Logal, our Senior Vice President and Chief Financial Officer, is chairman of the Board of Directors of Xenetic.
We lease office space from Frost Real Estate Holdings, LLC (“Frost Holdings”) in Miami, Florida, where our principal executive offices are located. Effective August 1, 2019, we entered into an amendment to our lease agreement with Frost Holdings. The lease, as amended, is for approximately 29,500 square feet of space. The lease provides for payments of approximately $89 thousand per month in the first year increasing annually to $101 thousand per month in the fifth year, plus applicable sales tax. The rent is inclusive of operating expenses, property taxes and parking.
BioReference purchases and uses certain products acquired from InCellDx, a company in which we hold a 29% minority interest.
We reimburse Dr. Frost for Company-related use by Dr. Frost and our other executives of an airplane owned by a company that is beneficially owned by Dr. Frost. We reimburse Dr. Frost for out-of-pocket operating costs for the use of the airplane by Dr. Frost or Company executives for Company-related business. We do not reimburse Dr. Frost for personal use of the airplane by Dr. Frost or any other executive. For the years ended December 31, 2021, 2020, and 2019, we recognized approximately $148 thousand, $156 thousand, and $328 thousand, respectively, for Company-related travel by Dr. Frost and other OPKO executives.
Our Policies Regarding Related Party Transactions
We have adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company or any of our subsidiaries was, is or will be a participant and the amount exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in such entity.
It is the Company’s policy to enter into or ratify Related Party Transactions only when the Audit Committee determines that the Related Party Transaction in question is in, or is not inconsistent with, the best interests of the Company. In making this determination, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Pursuant to the Company’s policy, the Audit Committee has granted standing pre-approval to certain types of Related Party Transactions that are considered to be in, or consistent with, the best interests of the Company.
Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated if:
•    our Audit Committee approves or ratifies such transaction in accordance with the terms of the Company’s policy;
•    such transaction falls within the category of transactions that have previously been granted standing pre-approval; or
•    the chair of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $250,000, provided that for the Related Party Transaction to continue it must be presented to our Audit Committee at its next regularly scheduled meeting for review.
If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee’s next regularly scheduled meeting.
Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules, and regulations.
All transactions in the categories listed above were approved in accordance with the Company’s related party transaction policy.
Policies Regarding Hedging and Pledging our Common Stock
Our directors, officers and personnel are prohibited from pledging the Company’s common stock, purchasing the Company’s securities on margin, engaging in short selling the Company’s common stock, buying or selling puts or calls in connection with the Company’s securities and engaging in derivative transactions involving the Company’s securities, without prior written consent from the Company’s acting compliance officer. In addition, our directors and executive officers, as well as certain other employees, generally may purchase or sell Company securities only during permitted windows, which generally begin on the first full business day following the issuance of our earnings releases and continuing until two weeks prior to the end of the fiscal quarter.
CORPORATE SUSTAINABILITY
We are a diversified healthcare company that seeks to serve unmet patient needs and establish industry-leading positions in large, rapidly growing markets. Our Board and Committees support and encourage management’s efforts to integrate environmental, social, and governance (ESG) principles into our business strategy in ways intended to optimize opportunities to make positive impacts while advancing our goals. Our approach to sustainability seeks to balance short-term and long-term solutions and considers the interests of our stakeholders in our everyday actions. While our core competencies are clinical products, diagnostics, and a variety of biomedical and pharmaceutical business solutions, ultimately our business is about the physical health of patients and the communities in which they live. In 2022, we plan to release our inaugural Sustainability Accounting Standard Board (SASB) Fact Sheet Report that further details our ESG program.

ESG Oversight
In 2021, we enhanced our ESG strategy to better align with our business. Our executive leadership team and Board recognized the importance of embedding environmental and social priorities within our business operations and approved an enhanced and modernized ESG strategy intended to drive additional progress on initiatives that promote sustainability and increased transparency. Subsequently, we established an ESG Working Group, which is responsible for leading our ESG strategy and monitoring our corporate social responsibility and sustainability initiatives. This group includes cross-functional subject matter experts from across the Company. Our senior leadership team is tasked with driving results in these areas given the strategic importance of our ESG initiatives. Against this backdrop, we have engaged with our internal and external stakeholders on ESG topics to help further inform our direction and priorities. The three tenets of our ESG strategy are: (1) Environmental Responsibility (2) Social Impact, and (3) Governance.
Environmental Responsibility
We are addressing environmental risks by maintaining sustainable practices throughout our business, including identifying and assessing financial risks associated with climate change, energy, waste, pollution, natural resource conservation, and treatment of animals. With a view to increasing efficiency and reducing waste, in 2021, we:
•increased the use of e-signing technology resulting in a reduction of paper waste and carbon emissions;
•utilized digital solutions such as eStatements and electronic bill pay;
•continued to migrate technology infrastructure to a cloud environment, reducing energy usage, and accordingly, our carbon footprint; and
•encouraged environmentally friendly work practices by supporting the recycling of plastic, glass, and paper.
We are continuously investigating and implementing ways to boost efficiency, such as utilizing high-efficiency electrical equipment and motion detector lighting. Across our subsidiaries, we have also implemented solid waste strategies designed to limit environmental damage. In addition, we try to partner with suppliers whose practices emphasize environmental responsibility. Going forward, we plan to continue to engage best practices to measure and manage environmental impacts in order to conserve resources, reduce costs, and promote ethical sourcing practices.
Social Impact
We strive to promote an inclusive work environment. We are committed to fostering and embracing an inclusive community in which employees share a mutual understanding and respect for each other. We champion a culture of attracting, retaining and developing a workforce that is unique in background, knowledge, skill set and experience. We understand that the Company plays an important part in the lives of our employees and strive to create an inclusive workplace where employees feel heard, valued and appreciated for who they are. We encourage every one of our team members to form deeper relationships with those around them based on mutual respect, dignity and understanding. We prioritize transparency and open communication - including through surveys, town halls, and other communications. We maintain a culture of engagement, working to recognize and reward our employees.
We also began transforming and modernizing our culture and talent management practices at OPKO by implementing Human Capital Management reporting and practices to establish a foundation to enable leaders to better hire talent and manage teams. These practices include standards for setting goals, performance evaluations, and learning and development.
It is the Company’s policy to provide a healthy and safe workplace for our employees and to observe applicable federal and state laws and regulations. We are required to comply with the College of American Pathologists and CLIA laboratory safety requirements in addition to OSHA regulations. Our EHS Manager oversees our direction, standards of practice, training and auditing of our EHS practices, which are consolidated and then disseminated to our managers, supervisors and all employees. We also follow good manufacturing practices and good clinical practices to ensure appropriate standards are met.
The health and safety of our colleagues is our top priority and in recognition of this, we aim to provide a robust health and wellness package. We continually evolve our benefits plans to remain competitive and to meet the needs of our workforce to include medical benefits, dependent care, survivor benefits, disability coverage, parental leave and a 401(k) program.
Our subsidiary, BioReference, has played a crucial role in the global fight against the COVID-19 pandemic. Throughout the pandemic, we have been a major contributor to essential businesses, serving as one of the largest-by-volume COVID-19 testing companies in the United States. We were instrumental in developing the COVID-19 PCR tests during early 2020, working with the CDC and FDA. We also provided COVID-19 testing to some of the hardest hit areas, including the New York City metro region, and we provided COVID-19 tests to New York City schools to help reignite in-person education as well as the New York City transportation service workers.
Since the start of the COVID-19 pandemic in 2020 and throughout 2021, the health and safety of OPKO’s employees and their families has been our highest priority; and we have continued to respond to the unprecedented challenges faced by our team due to the pandemic. Notably, we have maintained rigorous sanitation processes, ensured COVID-19 safety training, and continued health screenings. Going forward, we will continue to monitor the rapidly evolving situation and take guidance from federal, state, local and foreign governments and public health authorities based on their recommendations.
Governance
We are committed to achieving excellence in our sustainability practices and to establish a strong ESG foundation for the long-term success of the Company. The Company has formally identified Mr. Pfenniger as our lead independent director. Independent directors also head each of our Board’s standing committees — the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Succession Committee.
We emphasize a culture of accountability and conduct our business in a manner that we believe is fair, ethical, and responsible to earn the trust of our stakeholders. The Board routinely addresses matters of corporate responsibility and ESG. Notably, we have:
•adopted a Code of Business Conduct and Ethics. We require all employees, including management and our employee directors, to read and to adhere to the Code;
•integrated ESG matters into overall governance structure and enterprise risk management framework;
•developed cohesive communications while providing advanced, peer-comparable disclosures such as our upcoming SASB Fact Sheet; and
•required employees to report any conduct that they believe in good faith to be an actual or apparent violation of our polices.
Our internal risk management teams oversee information security risk management and cyber defense programs. These teams maintain rigorous testing programs and regularly provide updates to our leadership as well as the Board. We leverage the latest encryption configurations and cybertechnologies on our systems, devices, and third-party connections and review vendor encryption to ensure proper information security safeguards are maintained.
We routinely engage with our stakeholders to better understand their views on ESG matters, carefully considering the feedback we receive and acting when appropriate.

DIRECTOR COMPENSATION
Each non-employee director is currently entitled to receive an annual retainer of $30,000, payable in quarterly installments, an option to acquire 50,000 shares of the Company’s common stock upon initial appointment to the Board and an option to acquire 30,000 shares each year thereafter on the date of the Company’s annual meeting of stockholders. Each committee’s chairman receives an additional annual retainer of $7,500, payable in quarterly installments. The members of the Compensation Committee also receive an additional annual retainer of $7,500, payable in quarterly installments, and members of the Audit Committee receive an additional annual retainer of $15,000, payable in quarterly installments. The chairman of the Audit Committee is entitled to receive an option to acquire 15,000 shares of the Company’s common stock each year on the date of the Company’s annual meeting of stockholders. The Lead Independent Director is entitled to receive an additional annual retainer of $10,000, payable in quarterly installments, and an option to acquire 15,000 shares of the Company’s common stock each year on the date of the Company’s annual meeting of stockholders.
The following table sets forth information with respect to compensation of non-employee directors of the Company earned for fiscal 2021.
Fiscal 2021 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alexis Borisy(1)	—	—	—	—	—	—	—
Robert S. Fishel, M.D.(2)	37,813	—	69,600	—	—	—	107,413
Richard M. Krasno, Ph.D.	44,115	—	69,600	—	—	—	113,715
Prem A. Lachman, M.D.(3)	31,563	—	183,600	—	—	—	215,163
Richard A. Lerner, M.D.(4)	37,813	—	69,600	—	—	—	107,413
Roger J. Medel, M.D.	30,052	—	69,600	—	—	—	99,652
Richard C. Pfenniger, Jr.	49,323	—	139,200	—	—	—	188,523
John A. Paganelli	44,115	—	69,600	—	—	—	113,715
Alice Lin-Tsing Yu, M.D., Ph.D.	25,208	—	69,600	—	—	—	94,808
____________

(1)    Mr. Borisy was appointed to the Board on May 9, 2022.
(2)    Dr. Fishel served on the Board until January 21, 2022.
(3)    Dr. Lachman was appointed to the Board effective March 1, 2021.
(4)    Dr. Lerner served on the Board until December 2, 2021.
(5)    Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (“ASC Topic 718”). Assumptions made in the calculation of these amounts are included in Note 9 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2022. The table below sets forth the aggregate number of stock options of each non-employee director outstanding as of December 31, 2021:

Name	Stock Options
Alexis Borisy(1)	—
Robert S. Fishel, M.D.(2)	70,000
Richard M. Krasno, Ph.D.	150,000
Prem A. Lachman, M.D.(3)	70,000
Richard A. Lerner, M.D.(4)	170,000
Roger J. Medel, M.D.	70,000
John A. Paganelli	170,000
Richard C. Pfenniger, Jr.	260,000
Alice Lin-Tsing Yu, M.D., Ph.D.	170,000
____________

(1)    Mr. Borisy was appointed to the Board on May 9, 2022.
(2)    Dr. Fishel served on the Board until January 21, 2022.
(3)    Dr. Lachman was appointed to the Board effective March 1, 2021.
(4)    Dr. Lerner served on the Board until December 2, 2021.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of ten percent (10%) or more of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any other equity securities. Based on a review of the copies of the reports furnished to us, the Reporting Persons complied with all applicable Section 16(a) filing requirements, except for one late Form 4 report filed by Dr. Jon Cohen on June 1, 2021 to report purchases of shares of the Company’s common stock on May 10, 2021 and one late Form 4 report filed by Dr. Gary Nabel on May 19, 2022 to report purchases of shares of the Company’s common stock on May 12, 2022.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our compensation philosophy is to attract and retain talented and dedicated executives who will work to achieve our desired business direction, strategy, and performance. The primary goals of our compensation program for our Named Executive Officers (as defined in the Summary Compensation Table) are (i) to attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) to be cost-effective. To achieve these goals, we have formed a compensation committee that reviews and approves the executive compensation packages for our executive officers, including the Named Executive Officers. These packages are generally based on a mix of salary, discretionary bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and success of the Company.
Benchmarking of Cash and Equity Compensation
Our Compensation Committee typically reviews executive compensation levels on an annual basis to ensure they remain competitive in our industry. Data for this review is prepared and provided to the Compensation Committee by our management and human resources department, with input from our Chief Executive Officer, as well as other members of senior management. This data details relevant market rates for executive base salaries, annual cash incentive, long-term incentive, and total compensation for companies of similar size or stage of development within our industry or companies that perform similar services or have similar product offerings and market opportunities.

In connection with executive compensation decisions, among other considerations, the Compensation Committee reviews an internally generated report prepared by management and our human resources department surveying compensation practices of biotech, pharmaceutical, and laboratory companies ranging from relatively small companies in terms of revenue and size of operations to large multi-national companies with substantial revenue. While the internally generated report does not yield a comprehensive group of true peer companies due, in part, to the Company’s unique and multi-faceted business which includes pharmaceuticals, biologics, diagnostics, and clinical and genetic laboratory testing services, we believe the report provides the Compensation Committee useful comparative pay information. Utilizing the compiled information, the Compensation Committee reviews the various components of our executive compensation to determine the base salary, annual cash incentive, long term incentive, and equity compensation. No changes were made to executive compensation in fiscal years 2019, 2020 and 2021, with the exception of the 2019, 2020 and 2021 stock option grants noted below to our Named Executive Officers, a cash bonus paid to our Chief Financial Officer Adam Logal for work performed in 2020, and cash bonuses paid to Jon Cohen for work performed in 2019 and 2020. In addition, Mr. Logal and Dr. Cohen received cash bonuses in 2022 for work performed in 2021. In connection with the 2019, 2020 and 2021 grants, the Compensation Committee reviewed an internally generated report as described above surveying compensation practices of approximately twelve biotech, pharmaceutical and laboratory companies. We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies, although we have not previously done so.
Elements of Compensation
We evaluate individual executive performance with a goal of setting compensation at levels the Board and the Compensation Committee believe are comparable with executives in other companies of similar size and stage of development or companies which have similar product and service offerings or market opportunities. At the same time, our Board and Compensation Committee take into account our relative performance and our own strategic goals. The primary elements of our compensation plans are base salary, equity compensation, and discretionary annual bonus, each of which is described in greater detail below.
Base Salary. We try to establish and maintain competitive annual base salaries for our Named Executive Officers by utilizing available resources, which include surveys as discussed above. While base salaries are not primarily performance-based, we believe it is important to provide adequate, fixed compensation to executives working in a highly volatile and competitive industry such as ours. We provide fixed salary compensation to our Named Executive Officers based on their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical, diagnostics and laboratory industries. In general, we historically targeted Named Executive Officer compensation and base salary to fall within the median range for equivalent or similar positions of executives at peer group companies. No changes to base salary were proposed or implemented in fiscal 2020 or fiscal 2021, except for a salary increase for Mr. Logal, whose base salary was increased from $600,000 to $700,000 in fiscal 2021.
Discretionary Annual Bonus. In addition to base salaries, our Compensation Committee has the authority to award discretionary annual bonuses to our Named Executive Officers based on corporate and individual performance. Incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. Furthermore, as an executive’s rank increases, a greater percentage of that executive’s cash bonus is based on corporate performance, rather than individual performance. Because we historically generated little revenue, the Compensation Committee has not awarded any cash bonuses to Named Executive Officers other than in 2015, and again in 2020 in recognition of significant contributions to the Company’s fiscal 2020 success and growth. In 2020, Dr. Cohen was awarded cash bonuses of $750,000 and $1,150,000 for work performed in 2019 and 2020, respectively. In addition, Dr. Cohen received a cash bonus in 2022 of $1,150,000 for work performed in 2021. Mr. Logal was awarded a cash bonus of $500,000 for work performed in 2020. In addition, Mr. Logal received a cash bonus in 2022 of $200,000 for work performed in 2021.
Equity Compensation. We believe that equity compensation should be a primary component of our executive compensation program because it aligns the interests of our executive officers with the long-term performance of the Company. Stock options are a critical element of our long-term incentive strategy. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our stockholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions by our Named Executive Officers and other employees. The Compensation Committee believes that the value of stock options will reflect our performance over the long-term. Under our employee stock option program, options are granted at fair market value at the date of grant, and options granted under the program become exercisable only after a vesting period, which is subject to continued employment. Consequently, employees benefit from stock options only if the market value of our common stock increases over time. With respect to these stock options, we recognize compensation expense based on FASB ASC Topic 718.
The Compensation Committee typically grants stock options to our Named Executive Officers under the 2016 Equity Incentive Plan and previously the 2007 Equity Incentive Plan. As with base salaries and discretionary cash bonuses, there is no set formula or performance criteria, which determines the amount of the equity award for our Named Executive Officers or our other employees. Nor does the Compensation Committee assign any relative weight to any specific factors or criteria it considers when granting stock options. Rather, the Committee exercises its judgment and discretion by considering all factors it deems relevant at the time of such grants, including the internally generated peer group survey previously discussed and the Company’s performance during the most recent fiscal year. For the Named Executive Officers, other than the Chief Executive Officer, the decisions by the Compensation Committee regarding grants of stock options are made based almost entirely upon the recommendation of the Company’s Chief Executive Officer, and includes his subjective determination based on his assessment of the executive officer’s current position with the Company, the executive officer’s past and expected future performance and the other factors discussed in the determination of base salaries.
As discussed above, our Compensation Committee also considers compensation practices at peer group companies, but recognized that the actual positioning of compensation for individual executives may range above or below the median average based on job content, experience and responsibilities of the roles compared to similar positions in the market. In determining grants of stock options made in February 2021, the Compensation Committee relied primarily on the recommendations of the Chief Executive Officer for the Named Executive Officers other than the Chief Executive Officer, although it also reviewed the internally generated report referenced above surveying compensation practices of approximately twelve biotech, pharmaceutical and laboratory companies ranging from relatively small companies in terms of revenue and size of operations to large, multinational companies with substantial revenue.
With limited exceptions, we have not granted employees restricted stock or restricted stock awards pursuant to our equity benefit plans. However, our Compensation Committee, in its discretion, may in the future elect to make such grants to our employees and our Named Executive Officers if it deems it advisable.
Advisory Vote on Executive Compensation
We conduct an advisory vote on executive compensation at each annual meeting of stockholders. While this vote is not binding on the Company, our Board, or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our stockholders.
At our 2021 annual meeting of stockholders, more than 94% of the votes cast on the advisory vote on the executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result, our named executive officer compensation was approved by our stockholders. Our

Board and Compensation Committee reviewed these final vote results. Given the significant level of support, no changes to our executive compensation policies and decisions were deemed necessary at that time based on the vote results.
Employment Agreements. We have not entered into an employment agreement with any of our current executive officers.
Severance and Change-in-Control Benefits. Except as set forth below, none of our current executive officers are entitled to severance or change of control benefits; provided, however, that the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan provide for certain accelerated vesting upon change in control events. Each of Drs. Zerhouni and Nabel is entitled to receive twelve (12) months of his base salary and benefits if his employment is terminated by the Company without cause or if he terminates his employment for good reason.
401(k) Profit Sharing Plan. We have adopted a tax-qualified 401(k) Profit Sharing Plan (the “401(k) Plan”) covering all qualified employees. The effective date of the 401(k) Plan is January 2008. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($19,500 for employees under age 50 and an additional $6,500 for employees 50 and above in 2021). In 2008, the Company adopted the Roth contribution for employee elections. The 401(k) Plan permits employer matching of up to 4% of a participant’s salary up to the statutory limits. In 2010, we elected a safe harbor contribution at 4% of annual compensation. All of our safe harbor contributions are immediately vested.
Other Compensation. All of our Named Executive Officers have standard benefits that are offered to all full-time, exempt employees. These standard benefits include health, dental and life insurance, and short and long-term disability. We intend to continue to maintain the current benefits and perquisites for our Named Executive Officers; however, our Compensation Committee, in its discretion, may in the future revise, amend, or add to the benefits and perquisites of any Named Executive Officer if it deems it advisable.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to our executive officers. Prior to January 1, 2018, this limitation on deductibility did not apply to certain compensation, including “performance based” compensation under a plan approved by our stockholders, paid to our Named Executive Officers. Historically, we intended for equity grants under our 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan to qualify for the “performance-based” exceptions from the Section 162(m) limitations.
Following the enactment of the Tax Cuts and Jobs Act of 2017 on December 22, 2017, the performance-based compensation exception described above was repealed with respect to performance-based compensation payable following November 2, 2017 unless it is payable pursuant to an award that was outstanding on that date (and generally unmodified) or a binding written agreement in effect on that date, which is referred to as the grandfathering exception. Following the repeal of the performance-based exception to deductibility, we have generally expected that compensation paid to our named executive officers in excess of $1 million will not be deductible, subject to the grandfathering exception. The Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) of the Code if it determines that such modifications are consistent with our business needs.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board has submitted the following report for inclusion in this proxy statement.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on its review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission.
    Compensation Committee
    Richard M. Krasno, Ph.D., Chairman
    Prem A. Lachman, M.D.
    Roger J. Medel, M.D.

The Compensation Committee report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

Summary Compensation Table for 2019-2021
The following table sets forth information regarding compensation earned in or with respect to fiscal years 2021, 2020, and 2019 by:
•    Our Chief Executive Officer during fiscal 2021;
•    Our Principal Financial Officer during fiscal 2021; and
•    Our three most highly compensated executive officers (other than individuals serving as our Principal Executive Officer or our Principal Financial Officer).
We refer to these officers collectively as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Award(s) ($)(1)	All Other Compensation ($)(2)	Total ($)
Phillip Frost, M.D.	2021	960,000		1,132,000	11,600	2,103,600
Chief Executive Officer	2020	960,000	—	567,000	11,200	1,538,200
	2019	960,000	—	434,000	11,200	1,405,200

Jane H. Hsiao, Ph.D.	2021	900,000		1,132,000	11,600	2,043,600
Chief Technical Officer	2020	900,000	—	567,000	11,200	1,478,200
	2019	900,000	—	434,000	11,200	1,345,200

Steven D. Rubin	2021	810,000		990,500	11,600	1,812,100
Executive Vice President-	2020	810,000	—	441,000	11,200	1,262,200
Administration	2019	810,000	—	310,000	11,200	1,131,200

Adam Logal	2021	700,000	200,000	990,500	11,600	1,902,100
Senior Vice President	2020	600,000	500,000	441,000	11,200	1,552,200
and Chief Financial Officer	2019	600,000	—	310,000	11,200	921,200

Jon R. Cohen, M.D.(3)	2021	575,000	1,150,000	1,698,000	11,600	3,434,600
Senior Vice President-OPKO	2020	575,000	1,150,000	1,755,000	11,200	3,491,200
OPKO Health, Inc.; Executive Chairman-BioReference Health, LLC	2019	575,000	750,000	961,000	11,200	2,297,200
____________

(1)    Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the amounts are discussed in Note 9 of the Company’s audited financial statements for the year ended December 31, 2021 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2022.
(2)    Includes contributions made by the Company under its 401(k) Plan during fiscal during fiscal 2019 in the amount of $11,200, during fiscal 2020 in the amount of $11,200, and during fiscal 2021 in the amount of $11,600 for each of Drs. Frost, Hsiao, and Cohen and Messrs. Rubin and Logal.
(3)    Dr. Cohen was appointed as an executive officer of the Company on March 1, 2021.

Grants of Plan-Based Awards
The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the year ended December 31, 2021. The exercise price per share of each option granted to our Named Executive Officers during fiscal 2021 was equal to the closing price of our common stock on the date of the grant.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Phillip Frost, M.D.	2/19/2021	400,000	4.81	1,132,000
Jane H. Hsiao, Ph.D.	2/19/2021	400,000	4.81	1,132,000
Steven D. Rubin	2/19/2021	350,000	4.81	990,500
Jon R. Cohen, M.D.(3)	2/19/2021	500,000	4.81	1,698,000
Adam Logal	2/19/2021	350,000	4.81	990,500
____________

(1)    Options vest in four equal annual tranches, commencing on February 19, 2022, and expiring on February 18, 2031.
(2)    Reflects the grant date fair value computed in accordance with FASB ASC Topic 718.
(3)    Dr. Cohen was appointed as an officer of the Company on March 1, 2021.

Outstanding Equity Awards at Fiscal Year-End for 2021
The following table sets forth information with respect to equity awards outstanding as of December 31, 2021.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Phillip Frost, M.D.	300,000	(1)(2)	—		8.37	4/13/24
	500,000	(3)	—		14.42	3/17/25
	500,000	(4)	—		10.41	3/31/26
	375,000	(5)	125,000	(5)	4.46	6/20/28
	175,000	(9)	175,000	(9)	2.47	6/30/29
	112,500	(10)	337,500	(10)	2.27	6/3/30
	100,000	(13)	300,000	(13)	4.81	2/18/31

Jane H. Hsiao, Ph.D.	262,500	(1)(6)	—		8.37	4/13/24
	450,000	(3)	—		14.42	3/17/25
	450,000	(4)	—		10.41	3/31/26
	375,000	(5)	125,000	(5)	4.46	6/20/28
	175,000	(9)	175,000	(9)	2.47	6/30/29
	112,500	(10)	337,500	(10)	2.27	6/3/30
	100,000	(13)	300,000	(13)	4.81	2/18/31

Steven D. Rubin	308,481	(7)(8)	—		4.77	2/4/23
	350,000	(1)	—		8.37	4/13/24
	450,000	(3)	—		14.42	3/17/25
	450,000	(4)			10.41	3/31/26
	225,000	(5)	75,000	(5)	4.46	6/20/28
	125,000	(9)	125,000	(9)	2.47	6/30/29
	87,500	(10)	262,500	(10)	2.27	6/3/30
	87,500	(13)	262,500	(13)	4.81	2/18/31

Jon R. Cohen	375,000	(11)	125,000	(11)	3.67	1/6/29
	50,000	(12)	50,000	(12)	2.17	9/16/29
	375,000	(10)	1,125,000	(10)	2.27	6/3/30
	125,000	(13)	375,000	(13)	4.81	2/18/31

Adam Logal	250,000	(1)	—		8.37	4/13/24
	250,000	(3)	—		14.42	3/17/25
	250,000	(4)	—		10.41	3/31/26
	225,000	(5)	75,000	(5)	4.46	6/20/28
	125,000	(9)	125,000	(9)	2.47	6/30/29
	87,500	(10)	262,500	(10)	2.27	6/3/30
	87,500	(13)	262,500	(13)	4.81	2/18/31
____________________

(1)    Options were issued on April 14, 2014 and vested in four equal annual tranches beginning on April 14, 2015.
(2)    Original option grant was for 400,000 shares. Dr. Frost exercised options for 100,000 shares on August 7, 2015.
(3)    Options were issued on March 18, 2015 and vested in four equal annual tranches beginning on March 18, 2016.
(4)    Options were issued on April 1, 2016 and vest in four equal annual tranches beginning April 1, 2017.
(5)    Options were issued on June 21, 2018 and vest in four equal annual tranches beginning June 21, 2019.
(6)    Original option grant was for 350,000 shares. Dr. Hsiao exercised options for 87,500 shares on August 7, 2015.
(7)    On August 29, 2013, PROLOR Biotech, Inc. (formerly Modigene Inc.) (“PROLOR”) became a wholly owned subsidiary of the Company pursuant to an Agreement and Plan of Merger, dated April 23, 2013, by and among the Company, PROLOR and POM Acquisition, Inc., a wholly owned subsidiary of the Company (the “Merger Agreement”). As a result, the holders of PROLOR securities became holders of the Company’s securities. The exchange ratio pursuant to the Merger Agreement was 0.9951.
(8)    These options vested on August 29, 2013.
(9)    Options were issued on July 1, 2019 and vest in four equal annual tranches beginning July 1, 2020.
(10)    Options were issued on June 4, 2020 and vest in four equal annual tranches beginning June 4, 2021.
(11)    Options were issued on January 7, 2019 and vest in four equal annual tranches beginning January 7, 2020; provided, however, that one-half of the options (250,000 shares) will also require achievement of predefined performance goals measured during each year during the four year vesting period in order to be exercisable.
(12)    Options were issued on September 17, 2019 and vest in four equal annual tranches beginning September 17, 2020.
(13)    Options were issued on February 19, 2021 and vest in four equal annual tranches beginning February 19, 2022.
Option Exercises and Stock Vested
For fiscal 2021, no Named Executive Officer acquired any shares of common stock upon the exercise of stock options, nor did any restricted stock, restricted stock units or any similar instruments held by any Named Executive Officer vest.

Fiscal Year-End Equity Compensation Plan Information
The following table sets forth aggregated information concerning our equity compensation plans at December 31, 2021.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the 1st column)
Equity Compensation Plans Approved by Stockholders	47,467,142	$6.04	11,555,335
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	47,467,142	$6.04	11,555,335

Pension Benefits
None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plan
None of our Named Executive Officers is covered by a nonqualified defined contribution or other nonqualified deferred compensation plan.
Employment Agreements and Change in Control Arrangements
We have not entered into employment agreements with any of our executive officers. Other than Dr. Zerhouni who is entitled to twelve (12) months of applicable base salary and benefits if terminated without cause or if he terminates his employment for good reason (as defined in his respective offer letter), none of our Named Executive Officers are entitled to severance or change of control benefits; provided, however, that both the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan provide for accelerated vesting of all awards under the plan upon a Change in Control, as defined below. Pursuant to both the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan, if there is a Change in Control of the Company, the vesting date of each outstanding equity award under the plan shall be accelerated so that each such award shall, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of common stock subject to such award. Upon the consummation of any Change in Control, all outstanding awards under the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan, shall to the extent not previously exercised, either be assumed by any successor corporation or parent thereof or be replaced with a comparable award with respect to shares of common stock of such successor corporation or parent thereof. Under the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan, a “Change in Control” means the occurrence of any of the following events:
(a)any Person, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, or any successor section thereto, (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) any subsidiaries of the Company, (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) the Frost Group or any of its affiliates) becomes, either alone or together with such Person’s affiliates and associates, the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities;
(b)during any period of twenty-four months, individuals who at the beginning of such period constitute the Board, and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
(c)the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(d)the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
If we had experienced a Change in Control on December 31, 2021, the value of the acceleration of stock options held by each of Drs. Frost, Hsiao, and Cohen and Messrs. Rubin and Logal would be approximately $1.5 million, $1.5 million, $2.4 million, $1.2 million, and $1.2 million, respectively.

Compensation Policies and Practices as Related to Risk Management
The Compensation Committee and management do not believe that the Company maintains compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. A significant proportion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.
Pay Ratio Disclosure
Our philosophy is to pay our employees competitively with similar positions in the applicable labor market. We follow this approach worldwide, whether it be an executive level position or hourly job at a foreign facility. As such, we benchmark by position from time to time and adjust compensation to match the applicable market. By doing so, we believe we maintain a high-quality, more stable workforce.
In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we are providing the following disclosure about the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of our employees. For the year ended December 31, 2021:
•    the median of the annual total compensation of all employees of our Company except our principal executive officer was reasonably estimated to be $41,879;
•    the annual total compensation of our chief executive officer was $2,103,600; and
•    based on this information, the ratio of the annual total compensation is estimated to be 50:1.
We identified our median employee using a multistep process in accordance with the SEC rules. We first examined the annual cash compensation paid to each of our employees during 2021, excluding our chief executive officer, which we gathered from our payroll data. This population consisted of all of our full-time, part-time and temporary employees who were employed by us on December 31, 2021. We believe the use of annual cash compensation consisting of base pay and wages paid for all employees is a consistently applied compensation measure because this measure reasonably represents the principal form of compensation delivered to all of our employees and because we typically do not widely distribute annual equity awards or pay bonuses to our employees. Next, we excluded approximately 154 employees in Chile and approximately 113 employees in Spain, which represents less than 5% of our workforce, as permitted under the de minimis exemption to the SEC rules. The total numbers of U.S. employees and non-U.S. employees were 5,048, and 725, respectively, before taking into account such exclusions and for purposes of calculating such exclusions. After taking into account the de minimis exemption, 5,048 employees in the U.S. and 458 employees located outside of the U.S. were considered for identifying the median employee. We also annualized the total cash compensation paid to those employees who commenced work with us during 2021, but did not work for us the entire calendar year. For purposes of this disclosure, compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 31, 2021. Using this compensation measure, we were able to identify our median employee: an hourly-paid, U.S. based technical service representative. Once we identified our median employee, we then calculated the annual total compensation for such employee in accordance with the requirements of Item 402(c) of Regulation S-K. With respect to the annual total compensation of our chief executive officer, we used the amount reported in the “Total Compensation” column reported in the Summary Compensation Table included in this Proxy Statement.
Due to the use of estimates, assumptions, adjustments and statistical sampling permitted by Item 402(u), pay ratio disclosures may involve a degree of imprecision. Accordingly, our pay ratio is merely a reasonable estimate calculated in a manner consistent with Item 402(u) and may not be comparable to the pay ratio disclosures of other companies.

PROPOSAL TWO:
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”)
Background of the Proposal
Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that all public companies hold a separate non-binding advisory stockholder vote to approve the compensation of executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Exchange Act, we are holding a non-binding advisory vote on Say on Pay at the Annual Meeting.
We currently hold our Say on Pay vote every year. Stockholders will have an opportunity to cast a non-binding advisory vote on the frequency of Say on Pay votes every six years. The next advisory vote on the frequency of the Say on Pay vote will occur no later than the 2024 annual meeting of stockholders.
Say on Pay Proposal
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is primarily structured to (i) attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) be competitive in the marketplace; (iii) tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) be cost-effective. The three primary elements of compensation used to support the above goals are base salary, discretionary annual bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and success of the Company. The Board believes that our compensation program for our executive officers is appropriately based upon our performance and the individual performance and level of responsibility of the executive officers. We urge you to read the “Executive Compensation” section of this proxy statement for details on the Company’s executive compensation programs.
The Say on Pay proposal is set forth in the following resolution:
“RESOLVED, that the compensation paid to OPKO Health, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because your vote on this proposal is advisory, it will not be binding on the Board, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
OUR BOARD RECOMMENDS A VOTE “FOR” THE SAY ON PAY PROPOSAL.

PROPOSAL THREE:
AMENDMENT TO THE 2016 EQUITY INCENTIVE PLAN
Stockholders are being asked to vote on the 2016 Equity Incentive Plan Amendment, pursuant to which the maximum number of shares of common stock issuable under the 2016 Equity Incentive Plan would increase from 30,000,000 to 60,000,000.
Background and purpose
The 2016 Equity Incentive Plan was originally adopted by the Board on February 26, 2016 and approved by our stockholders on May 5, 2016 at the Company’s 2016 annual meeting of the stockholders. On May 17, 2022, the Board unanimously approved the 2016 Equity Incentive Plan Amendment and recommended that it be submitted to the Company’s stockholders for their approval at the Annual Meeting. As of May 23, 2022, awards representing an aggregate of 44,281,777 shares of common stock, including shares that were rolled over from the 2007 Equity Incentive Plan and shares that had been canceled, forfeited or otherwise put back into the pool for the 2016 Equity Incentive Plan, had been issued under the 2016 Equity Incentive Plan. Approximately 6,481,656 shares remain available for issuance under the 2016 Equity Incentive Plan. The Company is seeking stockholder approval to increase the total number of shares issuable under the 2016 Equity Incentive Plan to 60,000,000 (or 30,000,000 additional shares). The Board believes that the 2016 Equity Incentive Plan Amendment is necessary to continue to enable the Company to attract and retain qualified directors, officers, employees and consultants for the Company and its subsidiaries by making available additional shares under the 2016 Equity Incentive Plan, as well as helping to align the interests of our officers and employees those of our with our stockholders.

If the 2016 Equity Incentive Plan Amendment is approved by our stockholders at the Annual Meeting, it will become effective on the date of the Annual Meeting. If the amendment is not approved by our stockholders, then the 2016 Equity Incentive Plan will remain in effect as it presently exists.
Determination of Number of Shares for the 2016 Equity Incentive Plan Amendment
The Board has reviewed the number of shares covered by, and reserved for issuance under, the 2016 Equity Incentive Plan, and has determined that it is appropriate to increase the number of shares of common stock authorized for issuance under the 2016 Equity Incentive Plan. In setting the number of shares authorized under the 2016 Equity Incentive Plan Amendment for which stockholder approval is being sought, the Compensation Committee and the Board considered, among other factors, the historical number of equity awards granted by the Company and potential future grants over the next several years. Since approval of the 2016 Equity Incentive Plan, the Company has been able to incentivize its workforce and attract qualified employees, directors, officers and consultants. Because of the amount of shares of common stock that remain available for issuance under the Company’s 2016 Equity Incentive Plan, the Company’s ability to use long-term equity-based compensation as a significant component of its overall compensation would be quite limited if the stockholders do not approve the 2016 Equity Incentive Plan Amendment.
We believe that equity compensation should be a primary component of our executive compensation program because it aligns the interests of our executive officers with the long-term performance of the Company. In particular, stock options awarded under the 2016 Equity Incentive Plan are a critical element of our long-term incentive strategy. The primary purpose of stock options is to provide executives, employees, consultants, and non-employee directors with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our stockholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions by our executives, employees, consultants, and non-employee directors.
Our Board believes that the increase in the 2016 Equity Incentive Plan’s share reserve is necessary to ensure that a sufficient reserve of common stock is available for issuance to make competitive grants through at least 2026. The additional 30,000,000 shares that would be made available for grant if stockholders approve the 2016 Equity Incentive Plan Amendment, together with the remaining shares under the 2016 Equity Incentive Plan, represent the shares the Company anticipates needing under normal circumstances. We rely significantly on equity incentives in order to attract, incentivize, and retain executives, employees, consultants, and non-employee directors, and we believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and for other key individuals, help align the interest of such persons with our stockholders.

Summary of the 2016 Equity Incentive Plan
The following is a summary of the material provisions of the 2016 Equity Incentive Plan, as amended by the 2016 Equity Incentive Plan Amendment. The following summary does not purport to be a complete description of all the provisions of the 2016 Equity Incentive Plan and the 2016 Equity Incentive Plan Amendment and is qualified in its entirety by reference to the complete text of the 2016 Equity Incentive Plan, which we filed as Exhibit 10.5 to our Annual Report on Form 10-K for the year ended December 3, 2021, and the 2016 Equity Incentive Plan Amendment, a form of which is set forth in Appendix A to this proxy statement.
Awards
Awards granted under the 2016 Equity Incentive Plan may consist of incentive stock options, non-qualified stock options, stock appreciation rights (SAR), stock awards, stock units, performance shares, performance units or cash awards. Each award is subject to the terms and conditions set forth in the 2016 Equity Incentive Plan and to those other terms and conditions specified by the Compensation Committee and memorialized in a written award agreement. With a limited exception, awards granted under the 2016 Equity Incentive Plan will not fully vest in a period of less than one year.
Shares Subject to the 2016 Equity Incentive Plan
Subject to approval of the 2016 Equity Incentive Plan Amendment, and further adjustment in certain circumstances as discussed below, the 2016 Equity Incentive Plan authorizes up to 60,000,000 shares of our common stock for issuance pursuant to the terms of the 2016 Equity Incentive Plan (including the additional 30,000,000 shares of our common stock subject of the 2016 Equity Incentive Plan Amendment), plus any shares of common stock subject to outstanding awards under the 2007 Equity Incentive Plan which are forfeited, expire or are canceled after the plan is terminated. If and to the extent Awards granted under the 2016 Equity Incentive Plan terminate, expire, cancel, or are forfeited without being exercised and/or delivered, the shares subject to such awards again will be available for grant under the 2016 Equity Incentive Plan. Additionally, to the extent any shares subject to an award are tendered and/or withheld in settlement of any exercise price and/or any tax withholding obligation associated with that award, those shares will not be available again for grant under the 2016 Equity Incentive Plan.
In the event of any merger, consolidation, reorganization, recapitalization, stock dividend , stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution to stockholders of the Company in the nature of a liquidating distribution or a distribution pursuant to a plan of dissolution, our Compensation Committee has the discretion to make a proportionate adjustment to each outstanding award that the Compensation Committee considers appropriate, and our Compensation Committee has the authority to adjust: (i) the number and kind of securities that may be received in respect of any award under the 2016 Equity Incentive Plan; (ii) the number and kind of securities subject to outstanding awards; (iii) the exercise price of outstanding options; and (iv) the fair market value of the common stock and other value determinations applicable to outstanding awards, in each case in a manner that reflects equitably the effects of such event or transaction.
Administration
The 2016 Equity Incentive Plan is administered and interpreted by our Board or by our Compensation Committee. Our Compensation Committee has full authority to grant awards under the 2016 Equity Incentive Plan and determine the terms of such awards, including the persons to whom awards are to be granted, the type and number of awards to be granted and the number of shares of our common stock to be covered by each award. Our Board also has full authority to specify the time(s) that which awards will be exercisable or settled.

Eligibility
Employees, nonemployee directors and independent contractors that provide services to us are eligible to participate in the 2016 Equity Incentive Plan, provided, however, that only employees of ours or our subsidiaries are eligible to receive incentive stock options. Approximately 5,010 employees and seven non-employee directors would be eligible to participate in the 2016 Equity Incentive Plan, as amended by the 2016 Equity Incentive Plan Amendment.
Per Person Limitations
Maximum Aggregate Number of Shares Underlying Stock-Based Awards Granted Under the 2016 Equity Incentive Plan to any Single Participant. The maximum aggregate number of shares of common stock underlying all awards measured in shares of common stock (whether payable in common stock, cash or a combination of both) that may be granted to any single participant in respect of any fiscal year of the Company is 2,000,000 shares, subject to the adjustment.
Maximum Dollar Amount Underlying Cash-Based Awards Granted Under the 2016 Equity Incentive Plan to Any Single Participant. The maximum dollar amount that may be paid to any single participant with respect to all awards measured in cash (whether payable in common stock, cash or a combination of both) in respect of any fiscal year of the Company is $2,000,000.
Stock Options
General. Our Compensation Committee may grant options qualifying as incentive stock options (“ISO”) within the meaning of Section 422 of the Code and/or Non-Qualified Stock Options (“NQSO”) in accordance with the terms and conditions set forth in the 2016 Equity Incentive Plan.
Term, Purchase Price, Vesting and Method of Exercise of Options. The Compensation Committee shall specify the exercise price of any stock option granted under the 2016 Equity Incentive Plan; provided, however, that the exercise price shall not be less than the fair market value of our common stock on the date the option is granted.
Our Compensation Committee may determine the option exercise period for each option; provided, however, that the exercise period of any option shall terminate as set forth in Article 14 of the 2016 Equity Incentive Plan. Vesting for each option will also be determined by our Compensation Committee.
Generally, payment of the option price may be made (i) in cash, (ii) if permitted by our Compensation Committee, in shares or other securities then owned by the participant, subject to the option via net-share settlement whereby the cost to exercise the option is satisfied by share withholding, (iii) by a combination of the methods in (i) and (ii), (iv) by delivery of a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the exercise price, or (v) by such other method as our Compensation Committee may approve. The participant must pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of our common stock will not be issued or transferred upon exercise of the option until the option price and the withholding obligation are fully paid.
SARs
Our Compensation Committee is authorized to grant stock appreciation rights (“SARs”) pursuant to the terms of the 2016 Equity Incentive Plan. Upon exercise of a SAR, the participant is entitled to receive an amount equal to the excess of (x) the fair market value of the shares of our common stock or other specified valuation of a specified number of shares of common stock on the date the SAR is exercised over (y) the fair market value of the shares of our common stock or other specified valuation (which shall be no less than the fair market value of the common stock) of such shares of common stock on the date the SAR is granted. Such amount may be paid in cash, shares of our common stock or a combination of both as determined by our Compensation Committee.

Stock Awards
Our Compensation Committee is authorized to grant awards of stock pursuant to the terms of the 2016 Equity Incentive Plan as additional compensation or in lieu of other compensation for services to the Company. With respect to the shares of common stock subject to a stock award, the participant shall have all of the rights of a holder of shares of common stock, including the right to receive dividends and to vote the shares, unless the Compensation Committee determines otherwise on the date of grant.
Stock Units
Our Compensation Committee is authorized to issue stock units pursuant to the terms of the 2016 Equity Incentive Plan. A stock unit is a hypothetical share of common stock represented by a notional account established and maintained (or caused to be established and maintained) by the Company for the participant who receives a grant of stock units. A stock unit granted by the Compensation Committee shall provide for payment in shares of common stock at such time or times as the award agreement shall specify.
Performance Awards
The 2016 Equity Incentive Plan provides for performance based awards, the grant or vesting of which is dependent upon attainment of objective performance targets relative to certain performance measures. Our Compensation Committee uses the following performance measures (either individually or in any combination) to set performance goals with respect to such performance-based awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; cash flow; earnings per share; net income; financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the common stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs.
Cash Awards
Our Compensation Committee is authorized to grant cash awards pursuant to the terms of the 2016 Equity Incentive Plan as additional compensation or in lieu of other compensation for services to the Company.
Amendment and Termination of the 2016 Equity Incentive Plan
Our Board or Compensation Committee may amend, alter or discontinue the 2016 Equity Incentive Plan at any time, provided, however, that any suspension or termination that would result in a reduction of the amount of any outstanding award or adversely change the terms and conditions thereof and any amendment that may adversely affect the rights of any participant under any outstanding award shall require the participant’s consent and provided that any amendment that requires stockholder approval to comply with any applicable law or the rules of any national securities exchange or other market system on which the Company’s securities are then traded and any amendment that increases the maximum number of shares issuable under the 2016 Equity Incentive Plan, will be subject to approval by our stockholders. No award may be granted after the date which is ten (10) years from the effective date of the 2016 Equity Incentive Plan. Thereafter, the 2016 Equity Incentive Plan will remain in effect for the purposes of outstanding awards until all such awards have been satisfied or are terminated under the terms of the 2016 Equity Incentive Plan or the applicable award agreement.
Accelerated Vesting Upon a Change in Control
Notwithstanding any other provision of the 2016 Equity Incentive Plan to the contrary, and without limiting the powers of our Compensation Committee under the 2016 Equity Incentive Plan, if there is a Change in Control of the Company, the vesting date and/or payout of each outstanding award shall be accelerated so that each such award shall, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of common stock subject to such award. “Change in Control of the Company” or “Change in Control” shall mean the occurrence of any of the following events:

(a)any Person, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, or any successor section thereto, (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) any Subsidiaries of the Company, (iv) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) the Frost Group, LLC or any of its Affiliates) becomes, either alone or together with such Person’s Affiliates and Associates, the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities;
(b)during any period of 24 months, individuals who at the beginning of such period constitute the Board, and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
(c)the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(d)the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
Upon the consummation of any Change in Control, all outstanding awards under the 2016 Equity Incentive Plan shall, to the extent not previously exercised, either be assumed by any successor corporation or parent thereof or be replaced with a comparable award with respect to shares of common stock of such successor corporation or parent thereof.
New Plan Benefits
Because future awards under the 2016 Equity Incentive Plan, as amended by the 2016 Equity Incentive Plan Amendment, will be granted at the discretion of our Compensation Committee, the dollar value and number of any additional plan benefits, which will be received by or allocated to any of our executive officers, our current executive officers, as a group, our directors who are not executive officers, as a group, or employees who are not executive officers, as a group, cannot be determined at this time. However, information regarding our recent practices with respect to annual, long-term and stock-based compensation under the 2016 Equity Incentive Plan is presented above in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table.” Further, the 2016 Equity Incentive Plan provides the Board the ability to recoup any Awards pursuant to any applicable clawback or recoupment policies, share trading policies, or share retention policies, that will apply to all Awards under the plan.
Federal Income Tax Consequences
Set forth below is a general description of the federal income tax consequences relating to awards granted under the 2016 Equity Incentive Plan. Participants are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.
NQSOs. There are no federal income tax consequences to participants or to us upon the grant of a NQSO. Upon the exercise of a NQSO, participants will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO and we generally will be entitled to a corresponding federal income tax deduction at that time. Upon the sale of shares acquired by exercise of a NQSO, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant’s adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the NQSO).
ISOs. Participants will not be subject to federal income taxation upon the grant or exercise of an ISO and we will not be entitled to a federal income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is an item of tax preference subject to the alternative minimum tax. A sale of shares acquired by exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the ISO generally will result in the recognition of long-term capital gain or loss equal to the difference between the amount realized on the sale and the option exercise price and we will not be entitled to any tax deduction in connection therewith.
If such sale occurs within one year from the date of exercise of the ISO or within two years from the date of grant, also known as a disqualifying disposition, the participant generally will recognize ordinary income equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the exercise price, or the excess of the amount realized on the sale of the shares over the exercise price. We generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the participant.
SARs. The participant will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income equal to the value of the shares of our common stock and/or cash received upon such exercise, and we will be entitled to a corresponding deduction. Shares received in connection with the exercise of a SAR will have a tax basis equal to their fair market value on the date of transfer, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.
Restricted Stock. A participant normally will not recognize taxable income upon the award of restricted stock, and we will not be entitled to a deduction, until such stock is transferable by the participant or is no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the shares of common stock are either transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the shares of common stock subject to the award at that time and the amount paid by the participant for the shares, if any. We will be entitled to a deduction equal to the income recognized by the participant.
A participant may, however, elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the difference between the fair market value of the shares of common stock subject to the award at that time, determined without regard to any restrictions, and the amount paid by the participant for the shares, if any.
In this event, we will be entitled to a deduction equal to the amount recognized as compensation by the participant in the same year. In addition, in this event, the participant will not be required to recognize any taxable income upon vesting of the shares. Any gain or loss recognized by the participant upon subsequent disposition of the share of common stock will be capital gain or loss (long-term or short-term, depending on how long the shares were held). If, after making the election, any share of common stock subject to an award is forfeited, the participant will not be entitled to any tax deduction or tax refund.
RSUs. A participant will not recognize taxable income upon the grant of a RSU, and we will not be entitled to a deduction, until the shares and/or cash with respect to the award are transferred to the participant, generally at the end of the vesting period. At the time of transfer, the participant will recognize ordinary income equal to the value of the shares of common stock and/or cash. We will be entitled to a deduction equal to the income recognized by the participant. The subsequent disposition of shares acquired pursuant to a RSU Award will result in capital gain or loss (based upon the difference between the price received upon disposition and the participant’s basis in those shares — i.e., generally, the market value of the shares at the time of their distribution).
Section 162(m). Section 162(m) of the Code generally disallows a public company’s tax deduction for remuneration paid to covered employees in excess of $1 million in any tax year. Remuneration, for this purpose, includes taxable income attributable to awards granted under this Amended Plan and, therefore, some awards may not be fully deductible by the Company under Section 162(m) of the Code. It should be noted, however, that prior to November 2, 2017, options or SARs granted under the 2016 Equity Incentive Plan with an exercise price at least equal to 100% of the fair market value of the underlying shares at the date of grant and certain other awards that were conditioned upon achievement of certain performance goals may have satisfied the requirements for treatment as “qualified performance-based compensation”, which was an exception from the $1 million corporate deduction limitation. If those awards qualified for such exception, then any compensation attributable to such awards will be fully deductible by the Company.
Miscellaneous Tax Issues
Compensation to a participant who is an employee which results from awards under the 2016 Equity Incentive Plan will constitute wages for purposes of the Federal Insurance Contributions Act and the Federal Unemployment Tax Act and thus will result in additional tax liability to the Company, generally with respect to each award at the time that such award is no longer subject to a substantial risk of forfeiture or becomes transferable.
Compliance with Section 409A of the Code
Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes requirements applicable to “nonqualified deferred compensation plans,” including rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer’s financial health. These rules generally apply with respect to deferred compensation that becomes earned and vested on or after January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the awards to be granted under the 2016 Equity Incentive Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, deferred stock. It is intended that any Award agreement that will govern awards subject to Section 409A will comply with these rules.
Interest of Certain Persons in the Adoption of the 2016 Equity Incentive Plan Amendment
The Company’s current directors and executive officers and the director nominees have an interest in the proposal to adopt the 2016 Equity Incentive Plan Amendment, as each is eligible to receive awards under the 2016 Equity Incentive Plan, as amended by the 2016 Equity Incentive Plan Amendment. The benefits that will be received by or allocated to eligible persons under the 2016 Equity Incentive Plan, as amended by the 2016 Equity Incentive Plan Amendment, including each of the current directors, each of the Named Executive Officers, the current executive officers as a group, the current directors who are not executive officers as a group, and all employees, including all current officers who are not executive officers, as a group, are discretionary and are not presently determinable.
OUR BOARD RECOMMENDS A VOTE “FOR” THE 2016 EQUITY INCENTIVE PLAN AMENDMENT.

PROPOSAL FOUR:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP (“Ernst & Young”) has served as the Company’s independent registered public accounting firm since 2007. The Audit Committee has appointed Ernst & Young as the Company’s independent registered public accounting firm to audit our financial statements for fiscal 2022 and to express an opinion on the effectiveness of our internal control over financial reporting as of December 31, 2022, and recommends that stockholders vote in favor of the ratification of such appointment. We expect that a representative of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
The following table presents fees for professional audit services provided by Ernst & Young for the audits of our annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2021 and 2020:

	December 31,
	FY 2021	FY 2020
Audit Fees	$2,923,000	$2,248,280
Audit-Related Fees	360,000	419,500
Tax Fees	100,000	40,950
All Other Fees	2,700	30,171
Total	$3,385,700	$2,738,901

Audit Fees include fees for services rendered for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q, statutory audits required domestically and internationally, assistance with and review of documents filed with the SEC and consents and other services normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees principally include fees incurred for accounting consultations and other audits such as a benefit plan audit and a stand alone audit.
Tax Fees amounts include fees for services rendered for tax compliance and tax advice.
All Other Fees includes fees for a license to access online accounting research tools and fees that do not constitute Audit Fees, Audit-Related Fees, or Tax Fees.
Audit Committee Policy for Pre-approval of Independent Registered Public Accounting Firm Services
The Audit Committee of the Board is required to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, and other services provided by the independent registered public accounting firm, which services are periodically reviewed and revised by the Audit Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services and any proposed service exceeding the established fee level must be specifically approved by the Audit Committee. All audit and permitted non-audit services and all fees associated with such services performed by our independent registered public accounting firm in fiscal 2021 and 2020 were approved by the Audit Committee consistent with the policy described above.

Ratification by Stockholders of the Appointment of Independent Registered Public Accounting Firm
The ratification of the appointment of Ernst & Young will be approved if the votes cast in favor of the proposal by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting in which a quorum is present exceed the votes cast against the proposal.
OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT
The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.
The members of the Audit Committee of the Board are Messrs. Pfenniger and Paganelli and Drs. Krasno and Lachman. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes. The Audit Committee’s functions are more fully described in its charter adopted by the Board, which is available on the Company’s website at www.opko.com. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee is independent under that standard.
Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.
The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent annual audit of the Company’s consolidated financial statements and expressing an opinion on both the conformity of those financial statements with United States generally accepted accounting principles and on the effectiveness of our internal control over financial reporting. The Audit Committee’s policy is that all services rendered by the Company’s independent registered public accounting firm are either specifically approved or pre-approved and are monitored both as to spending level and work content to maintain the appropriate objectivity and independence of the independent registered public accounting firm. The Audit Committee’s policy provides that the Audit Committee has the ultimate authority to approve all audit engagement fees and terms and that the Audit Committee shall review, evaluate, and approve the engagement proposal of the independent registered public accounting firm.
In conjunction with its activities during fiscal year 2021, the Audit Committee reviewed and discussed our interim results, audited financial statements, and the annual integrated audit of our financial statements and internal control over financial reporting with management and the Company’s independent registered public accounting firm with and without management present. The members of the Audit Committee discussed the quarterly review procedures and annual audit procedures performed by the independent registered public accounting firm in connection with the quarterly unaudited and annual audited financial statements and discussed and agreed upon procedures related to the audit of internal control over financial reporting with management of the Company and its independent registered public accounting firm. The members of the Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from the Company’s independent registered public accounting firm the written disclosures and the letter required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing reviews and discussions, the Audit Committee recommended that the fiscal 2021 annual audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2021.
    Audit Committee
    Richard C. Pfenniger, Jr., Chairman
    Richard M. Krasno, Ph.D.
    John A. Paganelli
    Prem A. Lachman, M.D.

OTHER INFORMATION
Deadlines for Stockholder Proposals and Nominations for the 2023 Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in our proxy statement and form of proxy and for consideration at our 2023 annual meeting of stockholders (the “2023 Annual Meeting”) by submitting their proposals to us in a timely manner. Any stockholder of the Company who wishes to present a proposal for inclusion in the proxy statement and form of proxy for action at the 2023 Annual Meeting must comply with our Amended and Restated Bylaws and the rules and regulations of the SEC, each as then in effect. Such proposals must be mailed to us at our offices at 4400 Biscayne Blvd., Miami, Florida 33137, Attention: Secretary. Under the rules of the SEC, any stockholder proposal intended to be presented at the 2023 Annual Meeting must be received no later than February 3, 2023 in order to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. Under our Amended and Restated Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. In order to be timely, we must receive notice of your intention to introduce a nomination or propose an item of business at our 2023 Annual Meeting between April 15, 2023 and May 15, 2023.
If we receive notice of a stockholder proposal after April 19, 2023, and that proposal is in fact presented at the 2023 annual meeting, then our proxy holders will have the right to exercise discretionary authority with respect to voting on such proposal.
Expenses of Solicitation
The Company is making this solicitation and will bear the cost of this proxy solicitation. In addition to the use of the mails, some of our regular employees, without additional remuneration, may solicit proxies personally or by telephone or facsimile. We will reimburse brokers, dealers, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.
Other Business
As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.
Householding
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials (“Notice”), addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are stockholders of our company will be “householding” our proxy materials and Notice. A single proxy statement or Notice may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notification from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder is notified otherwise or until such stockholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate copy of the 2022 proxy statement and 2021 annual report, or of the Notice, and/or wishes to receive separate copies of these documents in the future, or if, at any time, stockholders who share an address and receive separate copies of the 2022 proxy statement and 2021 annual report would like to receive a single copy of these documents, or of the Notice, in the future, such stockholder or stockholders may (1) notify its broker or (2) direct its written or oral request to: OPKO Health, Inc., Corporate Secretary, 4400 Biscayne Blvd., Miami, Florida 33137, (305) 575-4100.

Upon written or oral request of a stockholder at a shared address to which a single copy of the 2022 proxy statement and 2021 annual report or Notice was delivered, we will deliver promptly separate copies of these documents.

APPENDIX A
FORM OF AMENDMENT TO THE
OPKO HEALTH, INC.
2016 EQUITY INCENTIVE PLAN
This Amendment (this “Amendment”) to the 2016 Equity Incentive Plan (the “2016 Plan”) of OPKO Health, Inc., a Delaware corporation (the “Company”), is made effective as of _____, 2022. Unless otherwise specifically defined herein, each capitalized term used herein shall have the meaning afforded such term under the 2016 Plan.
WHEREAS, the Board of Directors of the Company (the “Board”) via unanimous written consent effective May 17, 2022, determined it to be in the best interests of the Company to amend the 2016 Plan to increase the aggregate number of shares of common stock, par value $0.01 per share, of the Company authorized for issuance thereunder from thirty million (30,000,000) shares of Company common stock to sixty million (60,000,000) shares of Company common stock; and
WHEREAS, at the Company’s 2022 annual meeting of stockholders held on July 14, 2022, the Company’s stockholders approved the increase in the number of shares of Company common stock authorized for issuance under the 2016 Plan from thirty million (30,000,000) shares of Company common stock to sixty million (60,000,000) shares of Company common stock.
NOW, THEREFORE, be it resolved that the 2016 Plan is hereby amended as follows:
Stock Subject to Plan. Section 5.1 of the 2016 Plan shall be amended to authorize sixty million (60,000,000) shares of Company common stock for issuance as awards under the 2016 Plan.
Date of Amendment. To record the adoption of this Amendment to the 2016 Plan by the Board of Directors as of May 17, 2022, and the approval by the Company’s stockholders of this Amendment effective as of ____, 2022, the Company has caused its authorized officer to execute the same as of the date first set forth above.

OPKO HEALTH, INC.

By:	/s/
Steven D. Rubin Executive Vice President - Administration

OPKO

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/OPK** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-355-8623** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
	"ALEXA, VOTE MY PROXY" • Open Alexa app and browse skills • Search "Vote my Proxy" • Enable skill
	You must register to attend the meeting online and/or participate at www.proxydocs.com/OPK

OPKO Health, Inc.

Annual Meeting of Stockholders

For Stockholders as of May 23, 2022

TIME: Thursday, July 14, 2022 10:00 AM, Eastern Time

PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/OPK for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Steven D. Rubin and Adam Logal, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Stockholders of OPKO Health, Inc. ("OPKO" or the "Company") to be held via a live webcast over the Internet at www.proxydocs.com/OPK on July 14, 2022, beginning at 10:00 a.m., Eastern Time, and at any adjournments thereof, and to vote via the live webcast all shares of common stock of the Company held of record by the undersigned at the close of business on May 23, 2022, in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

OPKO Health, Inc.

Annual Meeting of Stockholders

Please make your marks like this: [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, "FOR" THE SAY ON PAY PROPOSAL, "FOR" THE EQUITY INCENTIVE PLAN SHARE INCREASE, AND "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors				
		FOR		WITHHOLD	
	1.01 Phillip Frost, M.D.	☐		☐	FOR
	1.02 Jane H. Hsiao, Ph.D., MBA	☐		☐	FOR
	1.03 Steven D. Rubin	☐		☐	FOR
	1.04 Elias A. Zerhouni, M.D.	☐		☐	FOR
	1.05 Jon R. Cohen, M.D.	☐		☐	FOR
	1.06 Gary J. Nabel, M.D., Ph.D.	☐		☐	FOR
	1.07 Alexis Borisy	☐		☐	FOR
	1.08 Richard M. Krasno, Ph.D.	☐		☐	FOR
	1.09 Prem A. Lachman, M.D.	☐		☐	FOR
	1.10 Roger J. Medel, M.D.	☐		☐	FOR
	1.11 John A. Paganelli	☐		☐	FOR
	1.12 Richard C. Pfenniger, Jr.	☐		☐	FOR
	1.13 Alice Lin-Tsing Yu, M.D., Ph.D.	☐		☐	FOR
		FOR	AGAINST	ABSTAIN	
2.	To approve a non-binding advisory resolution regarding the compensation paid to the Company's named executive officers;	☐	☐	☐	FOR
3.	To amend the OPKO Health, Inc. 2016 Equity Incentive Plan to increase the number of shares issuable thereunder from 30,000,000 to 60,000,000;	☐	☐	☐	FOR
4.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022;	☐	☐	☐	FOR
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.				

You must register to attend the meeting online and/or participate at www.proxydocs.com/OPK

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date